Exhibit 10.35

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION THAT WAS OMITTED IN THE EDGAR VERSION HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].”

DEVELOPMENT AND LICENSE AGREEMENT

by and between

PFENEX INC.

and

HOSPIRA BAHAMAS BIOLOGICS LTD.

February 9, 2015

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Table of Contents

(continued)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii

Table of Contents

(continued)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of February 9, 2015 (the “Signature Date”) by and between Pfenex Inc., a Delaware corporation (“Pfenex”), and Hospira Bahamas Biologics Ltd., a company incorporated under the laws of the Bahamas (“Hospira”).

WITNESSETH

WHEREAS, Hospira has expertise in the development, distribution, marketing and commercialization of pharmaceutical products for human use;

WHEREAS, Pfenex is a clinical stage biotechnology company engaged in the development of difficult to manufacture and high-value proteins, focusing on biosimilar therapeutics, including Product (as hereinafter defined); and

WHEREAS, Hospira wishes to obtain from Pfenex, and Pfenex wishes to grant to Hospira an exclusive license to develop, manufacture, commercialize, promote, market, offer for sale, sell and distribute Product during the Term (as hereinafter defined), on the terms and subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, Hospira, Inc., a Delaware corporation and the sole shareholder of Hospira (“Parent”), is entering into that certain Guaranty Agreement, pursuant to which, among other things, it will guarantee the performance by Hospira of its obligations set forth in this Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pfenex and Hospira agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. The following words and phrases, when used herein with initial capital letters, shall have the meaning set forth or referenced below:

“Acquiring Entity” means a Third Party that merges or consolidates with or acquires Pfenex, or to which Pfenex transfers all or substantially all of its assets to which this Agreement pertains (the “Acquisition Transaction”).

“Action” means any proceeding, action, claim (formal or informal, including by way of a letter), arbitration, administrative or regulatory action or other type of legal action, whether taken as a plaintiff or an initiating party (including through a request for declaratory judgment) or by way of counter-claim or defense.

“ADR” has the meaning set forth in Exhibit C.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Adverse Drug Responses” shall be defined in more detail in the PV Agreement to include any “Adverse Drug Responses” as defined in the then current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and “Adverse Drug Experience” as defined in the then current 21 CFR Section 314.80.

“Affiliate” means any corporation or other business entity controlled by, controlling or under common control with a Party. For purposes of this definition, “control” means (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock in such corporation or other business entity or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such corporation or other business entity, whether through ownership of voting securities, by contract or otherwise.

“Agents” has the meaning set forth in Section 8.2.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Net Sales” means, for a given Annual Period, the aggregate Net Sales during such Annual Period.

“Annual Period” means (a) for 2015, the period commencing on the Effective Date and ending on December 31, 2015 (or the date this Agreement is terminated if such termination occurs prior to December 31, 2015), (b) for each successive calendar year during the Term (other than the calendar year in which the Term expires or this Agreement is terminated) the period beginning on January 1st of such year and ending on December 31st of such year, and (c) for the calendar year (other than 2015) in which the Term expires or this Agreement is terminated, the period beginning on January 1st of such calendar year and ending on the effective date of the expiration or termination of this Agreement.

“Applicable Law” means each applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority or Regulatory Agency, the terms of any Regulatory Approval, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority, including the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et. seq. and any other applicable United States or non-United States anti-corruption laws.

“Assignee” means any Person (other than the Pfenex and Hospira) that is assigned or transferred, or succeeds to, any rights under this Agreement.

“Average Sale Price” means, with respect to a particular country and particular period, the weighted average sale price of Product, Bundled Product or other product or service included in a Bundled Product, as applicable, the price determined by dividing (a) the total gross sales, as invoiced, on commercial sales of Product, Bundled Product or other product or service included in a Bundled Product in arms-length transactions in the applicable country during the applicable period, by (b) the units of Product, Bundled Product or other products or services included in a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Bundled Product commercially sold in arms-length transactions in such country during such period. When determining the gross sales for Product included in a Bundled Product, the methodology used to allocate a portion of the gross sales proceeds of the Bundled Product to Product, as set forth in the definition of Net Sales, shall be used to allocate gross sales proceeds to Product.

“Biobetter” means, with respect to a given biologic product, a proprietary second-generation originator biologic product which (a) references the given biologic product (whether as a comparator or otherwise), (b) has the same mechanism of action as the given biologic product and superior safety or efficacy profile as compared to the given biologic product and (c) is not approved (or intended to be approved) through a BPCIA pathway in the United States or a similar pathway in any other jurisdiction.

“Biosimilar” means, with respect to a given biologic product, another biologic product, which does not differ in any clinically meaningful way from the given biologic product with respect to its amino acid sequence, analytical comparability, safety or efficacy and is being developed or approved for one or more indications for which the given biologic product is approved.

“BLA” means a Biologic License Application filed with the FDA under Section 351(k) of the Public Health Service Act and 12 CFR 601.2 to obtain Regulatory Approval for Product in the United States or the equivalent application to a Regulatory Agency to obtain Regulatory Approval for Product outside the United States.

“BPCIA” means the United States Biologics Price Competition and Innovation Act of 2009, including any amendments thereto, and all regulations promulgated thereunder.

“Bundled Product” means Product sold together with any other product(s) and/or service(s) at a single unit price, whether packaged together or separately, and which other product(s) or service(s) have material independent value from Product itself.

“Business” means the research, development, manufacture and commercialization of Product by Pfenex, Hospira and their respective Affiliates and Subcontractors, either individually or jointly (including pursuant to the Development Program).

“Business Day” means any day other than a Saturday, Sunday or a holiday on which national banking associations in the State of Illinois or State of California are authorized by Applicable Law to be closed.

“cGMP” means then-current good manufacturing practices and quality system regulations set forth by the Regulatory Agency in the country(ies) in which Product shall be sold or in which the Drug Substance and/or Product are manufactured.

“cGxP” means then-current good manufacturing, clinical, development or laboratory practices and quality system regulations, as applicable, set forth by any Regulatory Agency.

“Code” has the meaning set forth in the definition of FATCA.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Commercial Hourly Rate” means [***] per hour; provided, that such amount will be adjusted on an annual basis beginning on January 1, 2016 by the percentage increase or decrease set forth in Table 5 (Employment Cost Index for Total Compensation for private industry workers, by occupational group and industry) (Not Seasonally Adjusted) for the category of “Professional, Scientific and Technical Services” as published by the United States Department of Labor Bureau based upon the then-most currently available annual percentage increase.

“Commercialization License” has the meaning set forth in Section 2.1.

“Commercially Reasonable Efforts” means, with respect to the activities to be conducted by a Party with respect to any objective, the reasonable, diligent, good faith efforts and resources (financial and otherwise) to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, [***]. For clarity, it is understood that Commercially Reasonable Efforts shall be evaluated both on a global basis and on a country-by-country basis based on factors relevant to such country (including, size of market, availability, pricing strategies, likelihood of gray-market goods, Applicable Law, and likelihood of Regulatory Approval) and are expected to change over time.

“Commitment Activities” has the meaning set forth in Section 3.6(a).

“Commitment Cost Report” has the meaning set forth in Section 3.6(b).

“Commitment Costs” has the meaning set forth in Section 3.6(b).

“Common Interest Agreement” has the meaning set forth in Section 6.9.

“Comparative Clinical Study” means the controlled study of Product by the administration of Product to human beings where the principal purpose of such studies is to provide confirmatory/comparative safety, efficacy and immunogenicity data necessary to support the filing for Regulatory Approval for Product, all as described in more detail in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement.

“Comparative Clinical Study Cost Invoice” has the meaning set forth in Section 3.1(c).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Comparative Clinical Study Cost Report” has the meaning set forth in Section 3.1(c).

“Comparative Clinical Study Costs” has the meaning set forth in Section 3.1(c).

“Competing Activities” has the meaning set forth in Section 3.8(d).

“Competing Product” shall mean any product (other than Product) that is the Reference Product, a Biosimilar of the Reference Product or a Biobetter of the Reference Product.

“Competing Product Enforcement Action” has the meaning set forth in Section 6.6(b).

“Components” means all Drug Substances, raw materials, components/component parts, labeling, packaging (both primary and secondary), ancillary goods, shipping materials and other items used to manufacture and supply Product hereunder in accordance with the applicable Product Specifications and Packaging Specifications.

“Confidential Information” has the meaning set forth in Section 8.1.

“Confidentiality Exceptions” has the meaning set forth in Section 8.1.

“Control” means, with respect to particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any agreement or other arrangement with, or the rights of, any Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Pfenex: (a) any Know-How or Patent owned or licensed by any Acquiring Entity immediately prior to the effective date of the Acquisition Transaction, and (b) any Know-How or Patent that any Acquiring Entity subsequently develops without accessing or practicing the Know-How or Patent owned or licensed by Pfenex immediately prior to the effective date of the Acquisition Transaction (“Existing Pfenex Technology”); provided, however all such Know-How or Patent subsequently developed or created by any Acquiring Entity from or through access to or practice of the Existing Pfenex Technology shall be deemed to be Controlled by Pfenex. “Controlled” shall have its correlative meanings.

“Controlling Party” has the meaning set forth in Section 6.3(c).

“Cooperating Party” has the meaning set forth in Section 6.6(d).

“CPR” has the meaning set forth in Exhibit C.

“Debarred Entity” is a Person (other than an individual) that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Agency pursuant to a comparable statute, from submitting or assisting in the submission of any application for any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

abbreviated or other drug application or generation or preparation of any data with respect thereto, or any affiliate of such Person.

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Agency pursuant to a comparable statute, from providing services in any capacity (including, generation or preparation of data) to a Person that has an approved or pending drug application.

“Designated Product Manufacturer” has the meaning set forth in Section) 5.1.

“Developing Party” has the meaning set forth in Section 3.8(c).

“Development Plan” has the meaning set forth in Section 3.2(a).

“Development Program” has the meaning set forth in Section 3.2(a).

“Dispute” has the meaning set forth in Section 10.6(a).

“Divest” has the meaning set forth in Section 3.8(d)(iii).

“Divestible Asset” has the meaning set forth in Section 3.8(d)(iii).

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Dow Technology Assignment Agreement” means that certain Technology Assignment Agreement, dated as of November 30, 2009, by and between Dow Global Technologies Inc. and/or The Dow Chemical Company and Pfenex.

“Dow Technology Licensing Agreement” means that certain Technology Licensing Agreement, dated as of November 30, 2009, by and between Dow Global Technologies Inc. and/or The Dow Chemical Company and Pfenex.

“Drug Substance” means that certain monoclonal antibody fragment (Fab) as described in more detail in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement.

“Effective Date” means the HSR Clearance Date.

“EMA” means the European Medicines Agency.

“Enforcement Actions” has the meaning set forth in Section 6.6(b).

“Enforcing Party” has the meaning set forth in Section 6.6(e).

“Excess CCS Costs” has the meaning set forth in Section 3.1(c).

“Executive Steering Committee” has the meaning set forth in Section 7.1.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Existing Pfenex Technology” has the meaning set forth in the definition of Control.

“Failure to Meet Clinical Endpoints” means one or more of the primary endpoints for Regulatory Approval of a Comparative Clinical Study for Product have not achieved statistical significance as determined by the alpha level, specific statistical test(s) and primary or secondary analysis populations defined in the applicable final protocol(s) and, if applicable, statistical analysis plan, as each may be amended from time to time by Hospira (in accordance herewith), through the use of any of the statistical analysis methods specified in the applicable protocol(s), as may be amended from time to time by Hospira (in accordance herewith), for analyzing Product’s primary endpoints for Regulatory Approval.

“FATCA” means Sections 1471 through 1474 of 26 U.S.C. (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” means the first commercial sale to a Third Party invoiced by Hospira or any of its Affiliates with respect to Product in a given country after receiving Regulatory Approval for Product in such country.

“Force Majeure” has the meaning set forth in Section 13.1.

“FTC” means the United States Federal Trade Commission.

“GAAP” means, with respect to a Person, United States generally accepted accounting principles, consistently applied by such Person.

“Governmental Authority” means any supranational, national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other governmental authority or instrumentality, including Regulatory Agencies, in each case having jurisdiction in any country or other jurisdiction.

“Guaranty” has the meaning set forth in the recitals to this Agreement.

“Hospira” has the meaning set forth in the preamble to this Agreement.

“Hospira Indemnitees” has the meaning set forth in Section 11.1.

“Hospira Inventions” has the meaning set forth in Section 6.2.

“Hospira Manufacturing License” has the meaning set forth in Section 6.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Hospira Technology” means (a) any and all Know-How Controlled by Hospira or an Affiliate of Hospira and (b) any and all Patents Controlled by Hospira or its Affiliates.

“Hospira’s Knowledge” means the actual knowledge, after reasonable inquiry, of Hospira’s (i) Vice President of Global Pharmaceuticals Marketing, (ii) Senior Director of Strategic Marketing, and/or (iii) Director of Global Business Development.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods have expired or have been terminated under the HSR Act, with respect to the transactions contemplated under this Agreement.

“HSR Filing” has the meaning set forth in Section 12.1(a).

“Indemnification Notice” has the meaning set forth in Section 11.3(a).

“Indemnification Objection” has the meaning set forth in Section 11.3(b).

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnified Taxes” means Taxes imposed as a result of any assignment or transfer of any rights under this Agreement by any Party to any Assignee (including by merger, liquidation or reorganization) on the other Party (the “Non-Assigning Party”), or on any payment under this Agreement to the Non-Assigning Party, other than Taxes imposed on or with respect to the Non-Assigning Party or required to be withheld or deducted from a payment to the Non-Assigning Party that are (a) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Non-Assigning Party being organized under the laws of, or having its principal office in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between the Non-Assigning Party and the jurisdiction imposing such Tax (other than connections arising from the Non-Assigning Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (b) attributable to the Non-Assigning Party’s failure to comply with Section 8.4(a) and (c) any U.S. federal withholding Taxes imposed under FATCA. The term “Indemnified Taxes” shall also include penalties, fines and other additional statutory charges, incidental or related to the imposition of otherwise Indemnified Taxes to the extent not caused by the acts or omissions of the Non-Assigning Party.

“Indemnify” has the meaning set forth in Section 11.1.

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Infringing Activity” has the meaning set forth in Section 6.6(a).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Initial Development Plan” has the meaning set forth in Section 3.2(a).

“Initial Term” has the meaning set forth in Section 10.1.

“Intellectual Property” means, with respect to any Person, all intellectual property, confidential information and/or proprietary information of such Person, including (i) Patents, (ii) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and entity names, together with the goodwill of the Business associated with and symbolized by such trademarks, service marks, trade dress, trade names and entity names, in each case whether or not registered, (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith, (iv) trade secrets, and (v) Know-How.

“Inventory Sell Down Period” has the meaning set forth in Section 10.4(c).

“IP Assertion Notice” has the meaning set forth in Section 6.6(a).

“IP Costs” means all costs and expenses incurred, paid (including through reimbursement to a Party) or payable by a Party resulting from, arising out of or relating to any Off-Strategy Action, including all attorneys’ and other legal fees and expenses, costs and expenses of any opinions, advice or counseling, consultant or expert fees and expenses, court costs and all amounts paid or payable in settlement, satisfaction or judgment with respect to any Off-Strategy Action, including damages, lump sum payments, periodic payments, on-going royalty payments and/or any other types of payment required to enable or resulting from the marketing, promotion, manufacture and/or sale of Product as a result of an Off-Strategy Action.

“IP Strategy” has the meaning set forth in Section 6.4(a).

“Joint Inventions” has the meaning set forth in Section 6.2.

“Joint Patent” has the meaning set forth in Section 6.2.

“Know-How” means technical information and materials, in any tangible or intangible form whatsoever, including without limitation, technology, reports, databases, data, results, bacterial strains, genetic constructs, genomic sequences and annotations, analytical models, computer software and algorithms for controlling fermentation vessels and related equipment, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, techniques, specifications, formulations, formulae, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures and patent and other legal information or descriptions; provided, however, that Know-How shall exclude any Patents.

“Last Dosed Patient Date” means, with respect to the Comparative Clinical Study, the date upon which the last patient receives final dosing with respect to the protocol for such study.

“Lien” means any liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Losses” has the meaning set forth in Section 11.1.

“Major Market” means any each of the countries set forth on Exhibit A.

“Manufacturing Action” has the meaning set forth in Section 6.5(a).

“Manufacturing Process Development” means the development of initial manufacturing processes and analytical methods (e.g., in-process and final quality control and quality assurance protocols and methods) to support the manufacture (including release) of Product using the Manufacturing Strain. For clarity, Manufacturing Process Development includes the manufacturing experience of Pfenex with respect to the Product up to and including the Signature Date.

“Manufacturing Strain” means the production strain that expresses the Drug Substance, which was developed by Pfenex using the Pfenex Expression Technology prior to the Effective Date as described in more detail in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement (or such other production strain that expresses the Drug Substance that Pfenex may develop to replace or supplement the existing production strain; provided that such replacement or supplement must first be approved by Hospira).

“Medical Affairs Strategy” has the meaning set forth in Section 3.7(a).

“Net Sales” means, for a specified period, the gross sales received by Hospira or its Affiliates for the sale or transfer of Product by Hospira or any of its Affiliates to non-Affiliates of Hospira during such period, less the following deductions to the extent charged as part of the invoiced price, or separately stated on the invoice or calculated as a function of the invoice price (without duplication, and to the extent not reimbursed by a Third Party):

(a)    credits, allowances and returns for the account of Third Parties for spoiled, damaged, outdated, rejected, recalled or returned units of Product;

(b)    cash, quantity and trade discounts, rebates and wholesaler or group purchasing organization chargebacks to Third Parties to the extent actually allowed and taken directly by the Third Parties with respect to sales of Product;

(c)    sales, use, value-added and other direct or indirect Taxes to the extent billed to and paid by Third Parties;

(d)    transportation and insurance costs, customs duties, surcharges, other governmental charges and other handling expenses incurred in connection with the transportation, exportation or importation of units of Product;

(e)    management fees to group purchasing organizations, wholesaler fees or similar compensation to commercialization service providers, specialty pharmacies, and home delivery services, in each case with respect to Product and actually paid or payable; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)    Medicaid and 340B and any other government rebate programs, including supplemental rebates.

For the avoidance of doubt, (i) the deductions described in (a) – (f), inclusive, shall exclude amounts included within selling, general and administrative expenses of Hospira or any of its Affiliates in accordance with GAAP and (ii) any Product that is provided for use as samples or in connection with a compassionate use program is not invoiced and therefore is not subject to the definition of Net Sales, is not a “commercial sale” for purposes of this Agreement and shall not be taken into account in determining Average Sale Price.

[***]

In the case of any sale or transfer of a Product to a non-Affiliate other than in a transaction exclusively for cash, the Net Sales amount per unit shall be deemed to be the Average Sale Price for the calendar quarter in which such sale or transfer took place.

With respect to a Bundled Product, the Net Sales of such Bundled Product shall first be calculated in accordance with the definition of Net Sales above, and then the Net Sales of Product included in such Bundled Product shall be determined as follows:

(i)    multiply the Net Sales of such Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of Product included in such Bundled Product when sold separately and “B” is the total of the Average Sale Prices of each of the other products(s) and/or services(s) included in such Bundled Product when sold separately;

(ii)    if the Average Sale Price of Product included in such Bundled Product can be determined but the Average Sale Price of the other product(s) and/or services(s) included in such Bundled Product cannot be determined, then multiply the Net Sales of such Bundled Product by the fraction A/C where “A” is the Average Sale Price of Product when sold separately and “C” is the Average Sale Price of such Bundled Product; or

(iii)    if (A) the Average Sale Price of Product included in such Bundled Product is not available for such period or (B) Product included in such Bundled Product is not sold separately in material numbers, then multiply the Net Sales of such Bundled Product by a percentage reasonably determined by mutual agreement of Hospira and Pfenex that represents the proportionate economic value of Product included in such Bundled Product relative to the economic value contributed by the other product(s) and/or service(s) included in such Bundled Product.

“Neutral” has the meaning set forth in Exhibit C.

“Non-Assigning Party” has the meaning set forth in the definition of Indemnified Taxes.

“Notifying Party” has the meaning set forth in Section 3.8(d).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“OBP Election Notice” has the meaning set forth in Section 3.8(c).

“OBP Opportunity” has the meaning set forth in Section 3.8(c).

“OBP Opportunity Notice” has the meaning set forth in Section 3.8(c).

“Off-Strategy Action” has the meaning set forth in Section 6.4(c).

“Ophthalmic Biological Product” means any biological product (i.e., a protein, including an antibody or fragment thereof, or peptide) that acts by means of inhibition of the biologic activity of human vascular endothelial growth factor A (VEGF-A) (other than Product, Bevacizumab, a Biobetter of Bevacizumab, a Biosimilar of Bevacizumab, or a Competing Product) and is labeled for treatment of any retinal disease or condition.

“Other Party” has the meaning set forth in Section 3.8(d).

[***]

“Packaging Specifications” means those packaging, labeling and branding specifications for Product.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parties” means Hospira and Pfenex.

“Party” means either Hospira or Pfenex.

“Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, reexamination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity of any kind.

“Pfenex” has the meaning set forth in the preamble to this Agreement.

“Pfenex Expression Technology” means Pfenex’s proprietary Pseudomonas fluorescens expression platform technology used in the development and production of strains to produce biological products including through the optimization of a nucleic acid sequence, together with all intellectual property related thereto, including all intellectual property (including Patents) transferred or licensed to Pfenex under the Dow Technology Assignment Agreement and/or the Dow Technology Licensing Agreement.

“Pfenex Indemnitees” has the meaning set forth in Section 11.2.

“Pfenex Inventions” has the meaning set forth in Section 6.2.

“Pfenex Know-How” means Know-How Controlled by Pfenex or an Affiliate of Pfenex and useful for the operation of the Business, including the conduct of the portion of the Development Plan assigned to Pfenex or the manufacture of Product and Know-How relating to the Manufacturing Strain.

“Pfenex Patents” means any and all current and future Patents Controlled by Pfenex or its Affiliates (a) claiming the composition of the Drug Substance (and Product), (b) claiming methods or processes for the manufacture of the Drug Substance (and Product), (c) claiming methods of use, administration or formulation of the Drug Substance (and Product) or (d) claiming the Manufacturing Strain (including the composition or use thereof). A list of current Pfenex Patents is set forth in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement.

“Pfenex Share of Commitment Costs” has the meaning set forth in Section 3.6(b).

“Pfenex Technology” means the Pfenex Know-How, the Pfenex Patents, the Manufacturing Strain, the Pfenex Inventions, Pfenex’s rights in Joint Inventions and Pfenex’s rights in Joint Patents, but excluding the Pfenex Expression Technology.

“Pfenex’s Knowledge” or “Known to Pfenex” means the actual knowledge, after reasonable inquiry, of Pfenex’s (i) Chief Financial Officer, (ii) Chief Business Officer and/or (iii) Chief Medical Officer.

“Pharmacokinetic Study” means a clinical trial of Product utilizing a limited number of human beings to address comparative pharmacokinetics, pharmacodynamics and safety, all as described in more detail in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Phase 4 Study” means any human clinical study of Product conducted after Product receives the first Regulatory Approval, but not required by the applicable Regulatory Agency as a condition of such Regulatory Approval.

“Post-Execution Other Business” has the meaning set forth in Section 3.8(d).

“Pre-Clinical Studies” means in vitro and in vivo (other than in humans) experiments to assess preliminary safety and tolerability (including obtaining preliminary pharmacodynamics and pharmacokinetic information) with respect to Product.

“Previous Milestone Event” has the meaning set forth in Section 4.2.

“Prior Agreement” has the meaning set forth in Section 8.3(b).

“Proceeding” means any claim, action, suit, arbitration or proceeding by or before or otherwise involving, any Governmental Authority or arbitral body.

“Product” means any biological or pharmaceutical product in final packaged form consisting of the Drug Substance.

“Product Complaint” has the meaning set forth in Section 5.6.

“Product Data Sheet” means that certain document agreed to by the Parties and set forth in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement, which contains the target product profile and designates for research, development and commercialization hereunder specified indications as set forth in the “Minimum Data Needed to Support” section of the target product profile for Product, which is consistent with Applicable Law and the package insert for the Reference Product in the applicable jurisdiction.

“Product Documentation” means all marketing and promotional literature, packaging inserts (including patient information leaflets) and customer documentation applicable to Product.

“Product Specifications” means those product and performance specifications for Product, including Product formulae and materials required for the manufacture of Product.

“Product Trademark” has the meaning set forth in Section 6.1(a).

“Program Related Costs” means any direct or indirect costs and expenses paid to a Third Party by Pfenex or Hospira for the Development Program, in each case to the extent recorded as such in accordance with Pfenex’s or Hospira’s, as the case may be, internal accounting practices applied on a consistent basis.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Prosecution and Maintenance” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent.

“PV Agreement” has the meaning set forth in Section 5.11(a).

“Quarterly Period” means a three (3) month period of each calendar year ending on March 31, June 30, September 30 or December 31, except that the first Quarterly Period shall be a period commencing on the Effective Date and ending on March 31, 2015.

“Reference Product” means Lucentis® (Ranibizumab), as approved in the applicable jurisdiction.

“Registrations” means all permits, licenses, approvals and authorizations granted by any Regulatory Agency with respect to Product (including the manufacture, handling, use, storage, import, transport, distribution or sale thereof).

“Regulatory Agency” means any federal, state or local regulatory agency, department, bureau or other Governmental Authority in the United States, Canada, the European Union or any other country, as applicable, including the FDA, Health Canada and the EMA, in each case that is responsible for Registrations necessary for, or otherwise governs, the manufacture, handling, use, storage, import, transport, distribution or sale of Product.

“Regulatory Approval” means, with respect to Product in a given country, all necessary Registrations from the applicable Regulatory Agency in such country to manufacture, use, store, import, transport, market, promote, sell and place on the market Product in such country.

“Regulatory Approval Cost Report” has the meaning set forth in Section 3.5(b).

“Regulatory Approval Costs” has the meaning set forth in Section 3.5(b)

“Regulatory Approval Milestone Event” has the meaning set forth in Section 4.2(d).

“Regulatory Materials” means regulatory applications (including BLAs), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with any Regulatory Agency (including minutes of meetings with any Regulatory Agency) that are necessary for or otherwise relate to the development, manufacture or commercialization of Product.

“SEC” has the meaning set forth in Section 9.5.

“Signature Date” has the meaning set forth in the preamble to this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Solicitation Action” has the meaning set forth in Section 8.5.

“Soliciting Party” has the meaning set forth in Section 8.5.

“Standstill Period” has the meaning set forth in Section 3.8(a).

“Subcontractor” has the meaning set forth in Section 3.3.

“Subject Records” has the meaning set forth in Section 3.4.

“Subject Transaction” has the meaning set forth in Section 3.8(d).

“Subsequent Term” has the meaning set forth in Section 10.1.

“Successful Completion of the Comparative Clinical Study” means the completion of the Comparative Clinical Study for Product where there has been no Failure to Meet Clinical Endpoints; provided, that the applicable Regulatory Agency has not provided written notice within six (6) months following the completion of such study that further clinical trials will be required to obtain Regulatory Approval.

“Tax” or “Taxes” means any and all taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever imposed, assessed or charged.

“Tax Indemnified Party” has the meaning set forth in Section 8.4(d).

“Tax Indemnifying Party” has the meaning set forth in Section 8.4(d).

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Technical Transfer Plan” has the meaning set forth in Section 5.2.

“Term” has the meaning set forth in Section 10.1.

“Third Party” means any Person other than a Party and such Party’s Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.1.

“Transfer Taxes” has the meaning set forth in Section 8.4(e).

“United States” means the United States of America, including the District of Columbia, Puerto Rico and all other territories and possessions of the United States of America.

“Working Committee” has the meaning set forth in Section 7.1.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE II.

GRANT OF LICENSE

Section 2.1 Commercialization License. Subject to the terms and conditions of this Agreement, Pfenex hereby grants to Hospira a worldwide, exclusive (even as to Pfenex except to allow Pfenex to perform its obligations under the terms of this Agreement), transferable (solely in accordance with Section 13.6), sublicenseable (subject to the provisions of Section 2.2) license of the Pfenex Technology to conduct the portion of the Development Plan assigned to Hospira and to manufacture, commercialize, promote, market, offer for sale, sell and distribute Product during the Term (the “Commercialization License”). In connection therewith, Hospira (whether by itself or through an Affiliate) shall (except as otherwise expressly provided herein) have sole authority and responsibility for the development, Regulatory Approval and commercialization of Product, including, regulatory compliance, manufacturing, marketing, clinical development, distribution, sales, pricing, product liability, payer reimbursement, returns, discounts, charge-backs, and rebates with respect thereto. For clarity, the Commercialization License does not include the right for Hospira to modify the Manufacturing Strain or authorize any Third Party to do so without the prior written consent of Pfenex.

Section 2.2    Sublicenses.

(a)    The Commercialization License includes the right to sublicense within the scope thereof. In each Major Market, Hospira (or one of its Affiliates) shall (i) book sales of Product in accordance with Hospira’s (or its Affiliate’s) ordinary course of business, and (ii) remain primarily responsible for the marketing and promotion of Product in each Major Market, which will be under trademarks controlled by Hospira or its Affiliates.

(b)    Hospira shall promptly notify Pfenex of the grant of each sublicense and provide Pfenex a copy of the final executed sublicense agreement (including all provisions necessary for determining [***]), redacted for information not pertinent to this Agreement.

(c)    Hospira shall be responsible for the failure by its sublicensees to comply with all relevant restrictions, limitations and obligations in this Agreement.

Section 2.3 No Implied Licenses. Each Party acknowledges that the rights and licenses granted under this Article II and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise, by either Party to the other Party. Without limiting the obligations hereunder (including the exclusivity set forth in Section 3.8), all rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Hospira agrees that neither it, nor any of its Affiliates, will use or otherwise exploit the Pfenex Technology, except as expressly licensed and permitted in this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE III.

PRODUCT DEVELOPMENT

Section 3.1     Development Efforts.

(a)     Pfenex Responsibilities. Pfenex shall perform its responsibilities as set forth in the Development Plan, including (i) completion, at its expense, of the Pharmacokinetic Study, and (ii) using Commercially Reasonable Efforts to perform the Manufacturing Process Development work as described in the Development Plan. Pfenex shall, upon the request of Hospira, provide Hospira with all records, documents, data and other information related to the development with respect to Product, including any Manufacturing Process Development work or Pre-Clinical Study conducted by or on behalf of Pfenex with respect to Product either before or after the date hereof, in each case as is reasonably requested by Hospira to conduct its obligations or exercise its rights hereunder. Pfenex shall conduct its activities in performance of the Development Program in a good scientific manner and using cGxP of the applicable jurisdiction where its obligations under the Development Program are being conducted to the extent cGxPs are applicable to its activities, to achieve the objectives of the Development Program efficiently and expeditiously, in compliance with all Applicable Laws. Pfenex shall cooperate and provide Hospira with reasonable assistance in connection with the performance by Hospira of its obligations under Section 3.1(b).

(b)     Hospira Responsibilities – Pre-Approval. Hospira shall use Commercially Reasonable Efforts to perform its responsibilities as set forth in the Development Plan, including (i) developing Product solely for the indications set forth in Product Data Sheet, in accordance with the Development Plan and (ii) conducting and completing the Comparative Clinical Study (subject to the reimbursement obligations set forth in Section 3.1(c)). Hospira shall conduct its activities in performance of the Development Program in a good scientific manner and using cGxP of the applicable jurisdiction where the Development Program is being conducted to the extent such cGxPs are applicable to its activities, to achieve the objectives of the Development Program efficiently and expeditiously, in compliance with all Applicable Laws. Hospira shall keep Pfenex reasonably informed as to Hospira’s (and its Affiliates’) progress of the development and regulatory activities relating to Product by way of updates to the Executive Steering Committee at its meetings.

(c)    Reimbursement of Comparative Clinical Study Costs. Except as set forth in this Agreement, Hospira’s conduct of development activities with respect to Product shall be at its own expense. Pfenex shall reimburse Hospira for fifty percent (50%) of documented amounts actually paid by Hospira to a Third Party for the conduct of the Comparative Clinical Study with respect to Product in accordance with the Development Plan (the total amount so paid by Hospira the “Comparative Clinical Study Costs”); provided, that the aggregate reimbursement amount to which Hospira shall be entitled with respect to the Comparative Clinical Study Costs shall not exceed Twenty Million Dollars ($20,000,000). It is understood that the Comparative Clinical Study Costs shall not include any employee related expenses of Hospira or its Affiliates, which, as between Hospira and Pfenex, shall be the sole responsibility of Hospira. Commencing on the date hereof and continuing until Comparative Clinical Study Costs exceed an aggregate amount equal to Forty Million Dollars ($40,000,000), Hospira shall

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

furnish Pfenex a written report (a “Comparative Clinical Study Cost Report”) within sixty (60) days after the end of each Quarterly Period setting forth the amount of Comparative Clinical Study Costs paid by Hospira in such Quarterly Period, in each case together with such other documentation of the Comparative Clinical Study Costs reasonably requested by Pfenex. Until the Comparative Clinical Study Costs exceed Forty Million Dollars ($40,000,000), together with such Comparative Clinical Study Cost Report, Hospira shall deliver to Pfenex a written invoice for fifty percent (50%) of such Comparative Clinical Study Costs paid by Hospira for such Quarterly Period (a “Comparative Clinical Study Cost Invoice”). Pfenex shall pay to Hospira any amount not disputed in good faith set forth in a Comparative Clinical Study Cost Invoice within thirty (30) days after Pfenex’s receipt of the Comparative Clinical Study Cost Report and any disputed amount shall by paid within fifteen (15) days after the resolution of such dispute pursuant to Sections 10.6 and 13.4; provided, that with respect to the portion of the Comparative Clinical Study Costs to be reimbursed by Pfenex exceeding Ten Million Dollars ($10,000,000) (i.e., above Ten Million Dollars ($10,000,000) and not exceeding Twenty Million Dollars ($20,000,000) (the “Excess CCS Costs”), Pfenex shall pay such Excess CCS Costs (i) pursuant to an offset by Hospira of royalties otherwise payable to Pfenex as set forth in Section 4.4(b) and/or (ii) if applicable, as set forth in Section 10.5.

(d)     Protocols for Comparative Clinical Study. Hospira shall provide Pfenex, through the Executive Steering Committee, a reasonable opportunity to review and comment upon the draft protocol for the Comparative Clinical Study (and all amendments thereto); all such comments shall be made by Pfenex as soon as practical, but in any event within fifteen (15) days from the date Pfenex receives a copy of the draft protocol or any amendment. The Executive Steering Committee shall have the right to determine and finalize the protocol for the Comparative Clinical Study; provided, that the Executive Steering Committee (and Hospira in its exercise of its ability to finally resolve matters related to clinical trial protocols for Product pursuant to Section 7.4(b)) shall consider in good faith Pfenex’s comments with respect thereto.

(e)     Manufacturing Strain Engineering. If Hospira requests that Pfenex perform additional engineering of the Manufacturing Strain or to develop a modified Manufacturing Strain, in each case using the Pfenex Expression Technology and in order to manufacture Product hereunder to meet requirements of the market or to otherwise make Product competitive in the market with respect to changes that arise after the Effective Date, then the Parties agree to negotiate in good faith the terms and conditions pursuant to which Pfenex would perform such additional engineering/development hereunder.

Section 3.2     Development Plan.

(a) The plan for the development of Product as agreed to by the Parties (including timelines therein) is set forth in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement (such plan as set forth in the memorandum, the “Initial Development Plan” and together with any updates thereto in accordance herewith, the “Development Plan,” and the conduct of the activities under the Development Plan, the “Development Program”). The Development Plan includes (i) each Party’s responsibilities for those activities to be performed in regards to obtaining Regulatory Approval for Product, including timelines for initiation and completion of such activities,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) annual budgeted Program Related Costs for Product for each Annual Period and (iii) the target dates for the submission of an application and other Regulatory Materials for the Regulatory Approval of Product in each Major Market. Pfenex and Hospira shall cooperate with one another to update and/or amend the Development Plan and/or Product Data Sheet from time to time at the request of a Party by such Party’s submission of the proposed amendment to the Executive Steering Committee. Within ten (10) Business Days following the submission by a Party of any such proposed amendment to the Development Plan and/or Product Data Sheet, the Executive Steering Committee shall decide whether to approve such amendment, or a modified version thereof. Notwithstanding the above, Hospira shall have the right to make updates and/or amendments to the Initial Development Plan and any updated Development Plan without submitting such changes to the Executive Steering Committee so long as such updates and/or amendments do not result in a delay to any “Finish Date” to a Critical Task (as defined in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement). The Parties shall refer to the most current Development Plan when identifying the applicable Finish Date with respect to a Critical Task. In all events Hospira shall promptly notify the Project Lead for the Development Program at Pfenex of such updates and amendments. Such notice may be provided by email to the Project Lead. Except as set forth in this Section 3.2(a), neither the Development Plan nor Product Data Sheet may be amended without the prior documented approval of the Executive Steering Committee (subject to the limitations on Hospira’s final decision making authority as set forth in Section 3.2(b) below).

(b) Hospira shall not have the right to exercise its final decision-making authority within the Executive Steering Committee with respect to amendments to the Development Plan in a manner (x) that would cause a material delay in the timelines set forth in the Initial Development Plan (for clarity, the timelines in the Initial Development Plan for a particular activity shall be subject to extension for matters beyond the reasonable control of the Party responsible for the particular activity (e.g., delays related to clinical hold by a Regulatory Agency); provided, that such Party uses Commercially Reasonable Efforts to mitigate any such delay and such extension shall be limited to the period necessary to accommodate such delay), (y) that is inconsistent terms of this Agreement, or (z) that would unilaterally impose any material obligation on Pfenex (including causing Pfenex to incur or share any cost that is not provided for in the Development Plan or this Agreement as of the date hereof); provided, that Pfenex shall not unreasonably withhold, condition or delay the consent to perform activities requested by Hospira that are necessary or useful for the development of Product and Pfenex is in the unique position of being able to perform such activities and Hospira agrees to reimburse Pfenex’s internal and external costs incurred in connection with the performance of such activities (which in the case of internal costs shall be determined in accordance with GAAP).

Section 3.3 Subcontracting. Each of Pfenex and Hospira may subcontract to Affiliates or Third Parties (each, a “Subcontractor”) any portion of its responsibilities under this Agreement, including the Development Plan. Each Subcontractor shall enter into a customary confidentiality agreement and other agreements with the Party engaging such Subcontractor pursuant to which such Subcontractor shall (a) be bound by obligations of confidentiality and non-use with respect to the Confidential Information of the other Party, the Development Plan and the Development Program at least as protective as the obligations set forth in Section 8.1

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through Section 8.3, (b) be bound by obligations with respect to technology and intellectual property sufficient to enable the engaging Party to comply with the terms and conditions of this Agreement as if such engaging Party completed any such subcontracted activity itself, (c) be required to make representations and warranties with respect to debarment comparable to the representations and warranties made by the Party engaging such Subcontractor under Section 9.1(k) and Section 9.2(g) of this Agreement, as applicable, (d) be obligated to provide notice to the Party engaging such Subcontractor upon becoming the subject of any FDA investigation or debarment proceeding that could lead to such Subcontractor becoming a Debarred Entity or Debarred Individual and (e) be required to comply with all Applicable Laws, including, if applicable, conducting the Development Program in good scientific manner and using cGxP. The Party engaging such Subcontractor shall supervise and be responsible under this Agreement for the work of each such Subcontractor. No subcontracting of any obligation or activity under this Agreement shall relieve the engaging Party of any of its obligations or responsibilities hereunder.

Section 3.4 Reports and Records; Audit Rights. Each of Pfenex and Hospira shall, and shall cause each Subcontractor engaged by such Party pursuant to Section 3.3 to, maintain complete and accurate books and records, in sufficient detail (and in good scientific manner appropriate for patent and regulatory purposes, when applicable) and for purposes of demonstrating compliance with the terms hereof, that fully and properly reflect all work done, results achieved and Program Related Costs expended in performance of the Development Program and which support the calculation of amounts owed to the other Party pursuant to this terms of this Agreement (the “Subject Records”). Each of Pfenex and Hospira shall retain all Subject Records for a period of at least five (5) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of either Pfenex or Hospira, the Subject Records of the other and each Subcontractor engaged by such other Party shall be subject to inspection and audit by and at the expense of the requesting Party no more than one time in any Annual Period. Such audit shall occur upon reasonable notice and during normal business hours by an independent auditor selected by the auditing Party and reasonably acceptable to the other Party. The auditing Party shall treat all information received or subject to review under this Section 3.4 as Confidential Information in accordance with the provisions of Article VIII. The auditing Party shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to the other Party, to maintain such records and information of such other Party in confidence in accordance with Article VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof.

Section 3.5     Regulatory Efforts.

(a)     Filing for Regulatory Approvals. Following Successful Completion of the Comparative Clinical Study with respect to Product, Hospira shall use Commercially Reasonable Efforts to obtain and maintain, solely in its own name (or the name of one of its Affiliates) and, subject to Section 3.5(b) at its own cost, all Regulatory Approvals for Product in each Major Market, including using Commercially Reasonable Efforts to perform those activities assigned to Hospira under the Development Plan in accordance with the timelines therefor.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Reimbursement of Regulatory Approval Costs. Hospira shall furnish Pfenex a written report (a “Regulatory Approval Cost Report”) within sixty (60) days after the end of each Quarterly Period setting forth the amount of all application and approval fees actually paid by Hospira to the applicable Regulatory Agency for the applicable Regulatory Approval of Product under the Prescription Drug User Fee Act (or its foreign equivalent) (the “Regulatory Approval Costs”) paid by Hospira in such Quarterly Period, in each case together with such other documentation of the Regulatory Approval Costs reasonably requested by Pfenex. For clarity, Regulatory Approval Costs exclude annual or other maintenance fees with respect to Regulatory Approvals paid or payable after the approval or registration thereof. If Pfenex disputes in good faith any amount set forth in a Regulatory Approval Cost Report within thirty (30) days after Pfenex’s receipt of the Regulatory Approval Cost Report such dispute shall be subject to the provisions of Sections 10.6 and 13.4. Pfenex shall pay to Hospira fifty percent (50%) of the Regulatory Approval Costs set forth in each Regulatory Approval Cost Report within thirty (30) days after Pfenex’s receipt of such report (or in the case of a dispute, within fifteen (15) days of the resolution of such dispute).

(c)    Ownership of Regulatory Approvals; Regulatory Cooperation. Hospira shall solely own all Regulatory Approvals with respect to Product, and shall have the right to control filing or submission of Regulatory Materials in order to obtain and to maintain such Regulatory Approvals, in accordance with Section 5.8 subject to the oversight and in consultation with the Executive Steering Committee. Accordingly, prior to the filing of any Regulatory Materials (including any BLA) for Product, Hospira shall provide a copy thereof to Pfenex (through the Executive Steering Committee) for its review and comment. Pfenex shall have ten (10) Business Days from the date Pfenex receives a copy of the Regulatory Materials to provide comments to such Regulatory Materials and Hospira shall consider all such comments in good faith. Hospira shall be responsible for liaising with and managing all interactions with Regulatory Agencies with respect to Product; provided, that Hospira shall, to the extent permitted by Applicable Law, provide Pfenex (i) reasonable advanced notice (and in no event less than five (5) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Agency that are either scheduled with, or initiated by or on behalf of Hospira or its Affiliates; (ii) an opportunity to have a reasonable number (but at least one (1)) representative participate in all substantive meetings with any Regulatory Agency, and in any case shall keep Pfenex informed as to all material interactions with any Regulatory Agency; provided, that upon Hospira’s request and expense, Pfenex shall provide up to two (2) representatives to participate in any meeting with any Regulatory Agency; and (iii) a copy of any material documents, information and correspondence submitted to any Regulatory Agency as soon as reasonably practicable.

(d)    Use of Pfenex’s Regulatory Materials. To the extent permitted by Applicable Law and necessary or helpful to obtain or maintain any Regulatory Approval for Product, Hospira shall have a right to refer to, reasonably rely upon and use in filing for Regulatory Approval with Regulatory Agencies, all (i) regulatory filings, (ii) regulatory approvals and (iii) documents, information and data contained in such filings or approvals, which are or have been used, filed or produced by Pfenex to a Regulatory Agency with respect to Product or the Pfenex Technology. Pfenex shall submit and file with the applicable Regulatory

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agency all documents necessary or advisable to transfer to (or if non-transferable to grant to) Hospira such rights to such filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the applicable Regulatory Agency.

(e)    Pfenex Assistance. Pfenex shall cooperate and provide Hospira with reasonable assistance in connection with the performance by Hospira of its obligations under this Section 3.5 and, in connection therewith, Pfenex shall provide to Hospira all Product dossiers and other Pfenex Know-How (i) reasonably requested by Hospira, (ii) within the Initial Development Plan scope established at the Effective Date or any further modification to the Development Plan approved by the Executive Steering Committee, or (iii) as is necessary to apply for and obtain all Regulatory Approvals for Product, and Hospira shall be entitled to use such dossiers and other Pfenex Know-How in accordance therewith.

Section 3.6 Commitment Activities.

(a)    Commitment Activities – Hospira Responsibilities. Hospira shall have the exclusive right to control, and shall use Commercially Reasonable Efforts to conduct, (i) all studies of Product that Hospira agrees with a Regulatory Agency to conduct as a condition of Regulatory Approval by such Regulatory Agency, and which studies are initiated after filing for Regulatory Approval, (ii) all post-marketing surveillance studies and data collection and analysis with respect to Product; (iii) all pharmacovigilance activities; and (iv) all medical investigations, evaluations and the reporting of adverse events related to Product, in each case (i) – (iv) as required by any Regulatory Agency in the jurisdictions in which Hospira has obtained Regulatory Approval with respect to Product (collectively, the “Commitment Activities”). For clarity, Commitment Activities exclude Phase 4 Studies. Hospira shall bear the expense of (subject to the reimbursement obligations set forth in Section 3.6(b)) all Commitment Activities.

(b)    Offset of Commitment Costs. Until documented amounts paid by Hospira to Third Parties for the conduct of Commitment Activities with respect to Product (the “Commitment Costs”) exceed an aggregate amount equal to [***], Hospira shall furnish Pfenex a written report (a “Commitment Cost Report”) within sixty (60) days after the end of each Quarterly Period setting forth the Commitment Costs paid by Hospira in such Quarterly Period, in each case together with such other documentation of the Commitment Costs reasonably requested by Pfenex. If Pfenex disputes in good faith any amount set forth in a Commitment Cost Report within thirty (30) days after Pfenex’s receipt of the Commitment Cost Report such dispute shall be subject to the provisions of Sections 10.6 and 13.4. Pfenex shall reimburse [***] Commitment Costs up to a total of [***] (the “Pfenex Share of Commitment Costs”) (i) pursuant to an offset by Hospira of royalties otherwise payable to Pfenex as set forth in Section 4.4(b) and/or (ii) if applicable, as set forth in Section 10.5.

(c)    Pfenex Assistance. Pfenex shall cooperate and provide Hospira with reasonable assistance in connection with the performance by Hospira of its obligations under this Section 3.6, including providing Hospira full reasonable access to all clinical trial sites, records, documents, data and other information related to any clinical trial or study conducted by or on behalf of Pfenex hereunder, including protocols, statistical analysis plans, final CSRs and clinical

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trial enrollment, progress, results and data generated in scientific studies or memorialized in laboratory notebooks with respect to Product.

Section 3.7 Medical Affairs.

(a)    Medical Affairs Strategy. Hospira shall have the exclusive right to control, and shall use Commercially Reasonable Efforts to conduct, the comprehensive strategy of all medical affair matters relating to Product (the “Medical Affairs Strategy”), including with respect to (i) the preparation of any publication based on data and other information relating to any trial or study with respect to Product, or (ii) the planning and implementation of congress participations, medical education and/or key opinion leaders (KOL) or advisory board meetings with respect to Product. Except as otherwise set forth herein, Hospira shall bear the expense with respect to the Medical Affairs Strategy.

(b)    Pfenex Assistance. Pfenex shall cooperate and provide Hospira with reasonable assistance in connection with the performance by Hospira of its obligations under this Section 3.7.

Section 3.8 Non-Compete.

(a)    Hospira Non-Compete. Notwithstanding anything contained herein to the contrary, neither Hospira nor its Affiliates shall, directly or indirectly, itself, through an Affiliate or otherwise, (i) (A) research, develop, obtain Regulatory Approval for (or take any actions directed thereto) or manufacture any Competing Product during the period beginning on the Effective Date and expiring on the later of the fifth (5th) anniversary of the Effective Date and the First Commercial Sale in a Major Market (the “Standstill Period”) or (B) market, import, offer for sale, sell or otherwise commercialize (including through a distributor or other Third Party) any Competing Product any time during the Term or (ii) authorize or assist any Third Party to do any of the foregoing; provided, however, that Hospira and its Affiliates may at any time manufacture Competing Product on an arms’-length, fee-for-service contract manufacturing basis on behalf of one or more Third Parties (it being understood such activities shall not utilize any Pfenex Technology or Pfenex Expression Technology). For the avoidance of doubt, Hospira shall not be limited or in any way prohibited by this Agreement from (I) researching, developing, obtaining Regulatory Approval for (or taking any actions directed thereto) or manufacturing any Competing Product after the expiration of the Standstill Period, (II) commercially marketing or selling any Competing Product following the expiration or earlier termination of the Term, or (III) taking any action whatsoever with respect to a product other than Product or a Competing Product.

(b)    Pfenex Non-Compete. Notwithstanding anything contained herein to the contrary, neither Pfenex nor its Affiliates shall, directly or indirectly, itself, through an Affiliate or otherwise, (i) research, develop, obtain Regulatory Approval for (or take any actions directed thereto), manufacture (A) any Competing Product during the Standstill Period or (B) the Reference Product or any Biosimilar of the Reference Product at any time thereafter during the remainder of the Term, or (ii) market, import, offer for sale, sell or otherwise commercialize (including through a distributor or other Third Party) any Competing Product any time during the

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Term or (iii) authorize or assist any Third Party to do any of the foregoing. For the avoidance of doubt, Pfenex shall not be limited or in any way prohibited by this Agreement from (I) commercially marketing or selling any Competing Product following the expiration or earlier termination of the Term, (II) research, develop, obtain Regulatory Approval for (or take any actions directed thereto), manufacture any Biobetter of the Reference Product after the expiration of the Standstill Period, or (III) taking any action whatsoever with respect to a product other than Product or a Competing Product.

(c)    Ophthalmic Biological Product. Prior to a Party or one of its Affiliates (such Party, the “Developing Party”) engaging in any of the following activities (either alone or with a Third Party): (1) clinically developing (i.e., conducting any human clinical study), (2) obtaining regulatory approval for (or taking any actions directed thereto), (3) manufacturing, (4) marketing, (5) importing, (6) offering for sale, (7) selling or (8) otherwise commercializing (including through a distributor or other Third Party) any Ophthalmic Biological Product, (i) the Developing Party shall notify the other Party thereof setting forth the status of such Ophthalmic Biological Product and its plans with respect thereto (each, an “OBP Opportunity”), together with other information in its possession and material to the other Party’s decision whether to participate therein (subject to Section 8.1 through Section 8.3) (each, an “OBP Opportunity Notice”) and (ii) upon the other Party’s election to participate in such OBP Opportunity provided within thirty (30) days of receipt of the OBP Opportunity Notice (the “OBP Election Notice”), the Parties shall meet as soon as practicable thereafter to negotiate in good faith definitive agreements pursuant to which the other Party would have the right to participate in the OBP Opportunity. In connection with the OBP Opportunity [***]. If the other Party fails to deliver an OBP Election Notice to the Developing Party within the applicable period, or the other Party elects not to participate in the OBP Opportunity after delivering an OBP Election Notice, then the Developing Party shall thereafter be free to pursue the opportunity described in the OBP Opportunity Notice without the participation of the other Party (it being understood that the Developing Party does not have an obligation to offer the OBP Opportunity to the other Party again thereafter). Each Party shall otherwise remain subject to the terms of this Section 3.8(c). Without limiting the other obligations set forth herein, each of the OBP Opportunity Notice and OBP Election Notice shall be in writing, reference this Section 3.8(c) and be provided pursuant to the requirements of Section 13.2.

(d)    Post Effective-Date Affiliates. In the event a Party enters into any transaction (a “Subject Transaction”) whereby a Third Party that is engaged in activities that would otherwise be prohibited by Section 3.8(a) or (b) (the “Competing Activities”) becomes an Affiliate of such Party or merges with such Party (such Affiliate or, in the event of a merger the portion of the business which is not the Party’s business immediately prior to the Subject Transaction, in each such case the “Post-Execution Other Business”), then such Party (the

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“Notifying Party”) shall provide notice to the other Party (the “Other Party”), within five (5) Business Days of the closing of the Subject Transaction, specifying the identity of the Post-Execution Other Business and describing in reasonable detail, to the extent permitted by Law and without disclosing any proprietary information, the Competing Activities and their focus. Such notice shall also state whether the Notifying Party elects to: (A) Divest the Competing Activities; (B) if Hospira is the Notifying Party, assign all of its rights and obligations under this Agreement to a Third Party (and such assignment shall not require the prior written consent of Pfenex pursuant to Section 13.6; provided, that such Third Party either (1) has a market capitalization of at least five (5) billion dollars and a sales force that will sell the Product at least as large as the sales force that Hospira has at the time of such assignment, or (2) has been approved as an acquiror of Hospira’s rights and obligations under this Agreement by the FTC and/or the DOJ in connection with a divestiture of assets); (C) keep separate all of the Competing Activities not so included within the activities under this Agreement; or (D) cease engaging in the Competing Activities within ninety (90) days following the consummation of the Subject Transaction; provided, that:

(i)    The Notifying Party shall not have the right to make the election described under clause (C) above if forty percent (40%) or more of the Post-Execution Other Business’ business immediately prior to the Subject Transaction consists of the Competing Activities (as measured by percentage of both research and development spend and revenue with respect to the Competing Activities when compared to the research and development spend or revenue, as applicable, of the Post-Execution Other Business in total for the trailing twelve month period ending upon the consummation of the Subject Transaction).

(ii)    In the event the Notifying Party elects the option described in clause (C) above, then (I) the Notifying Party shall not have the right to exercise any of its rights or fulfill any of its obligations hereunder through such Post-Execution Other Business, (II) such Post-Execution Other Business shall not receive any license or other right under any Pfenex Technology for any Competing Activities, (III) the Other Party shall not have any license under any Patents or Know-How controlled by the Post-Execution Other Business that was not licensed to the Other Party prior to the Subject Transaction, (IV) the Notifying Party shall maintain capacity and resources that are reasonably necessary for the Notifying Party to fulfill its obligations hereunder, to the extent the Notifying Party was required to maintain such capacity and resources had the Subject Transaction not occurred, and (V) the Notifying Party shall use its Commercially Reasonable Efforts to put procedures and mechanisms in place to separate its activities under this Agreement and the Competing Activities, including preventing any disclosure of the Confidential Information of the Other Party to the Post-Execution Other Business and to prevent receipt or use for activities under the Agreement of any technology or proprietary information of the Post-Execution Other Business.

(iii)    In the event the Notifying Party elects the option described in clause (A) or (B) above, then the Notifying Party shall Divest the Competing Activities or all of its rights and obligations under this Agreement (as applicable, the “Divestible Asset”) as soon as reasonably practicable following the Subject Transaction. For purposes of this Section 3.8(d), “Divest” means, with respect to the Divestible Asset, (y) the sale, exclusive license or other transfer of all of the right, title and interest in and to such Divestible Asset, including all

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technology, intellectual property and other assets relating solely thereto, to an Third Party (other than the Post-Execution Other Business), without the retention or reservation of any rights, license or interest (other than solely an economic and other customary termination interests) by the Notifying Party or Post-Execution Other Business in such Divestible Asset and (z) the complete shutdown of the Divestible Asset such that no technology, intellectual property or other asset solely relating thereto is used by the Notifying Party or its Affiliates and delivery of written confirmation from the Notifying Party to the Other Party that the Notifying Party and its Affiliates covenant not to use any technology, intellectual property and assets solely relating to such Divestible Asset during the Term of this Agreement.

ARTICLE IV.

PAYMENTS

Section 4.1 Upfront License Payment. Hospira shall pay to Pfenex a one-time upfront license payment in an aggregate amount equal to Fifty One Million Dollars ($51,000,000), such amount to be paid on or before the fifth (5th) Business Day after the Effective Date.

Section 4.2 Product Milestone Payments. In consideration of Hospira’s rights under this Agreement, Hospira shall pay to Pfenex:

(a)    [***] in immediately available funds within thirty (30) days following [***];

(b)    [***] in immediately available funds within thirty (30) days following [***];

(c)    [***] in immediately available funds within thirty (30) days following [***]; and

(d)    [***] in immediately available funds within thirty (30) days following [***].

For the avoidance of doubt, each of the foregoing milestone payments set forth in clauses (a) through (d) shall only be paid once by Hospira, such that the maximum amount to be paid pursuant to this Section 4.2 shall be Thirty One Million Dollars ($31,000,000).

For clarity, if the Regulatory Approval Milestone Event is achieved and any Previous Milestone Event(s) for Product has not yet been achieved for any reason, notwithstanding anything herein to the contrary, such Previous Milestone Event(s) shall be deemed to have been achieved and the corresponding milestone payment set forth above shall be payable simultaneous with the milestone payment for the achievement of the Regulatory Approval Milestone Event. For purposes of the foregoing, each milestone event in this Section 4.2(a) through (c) shall be deemed a “Previous Milestone Event”.

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Section 4.3 Net Sales Milestone Payments. In consideration of Hospira’s rights under this Agreement, Hospira shall pay to Pfenex:

(a)    [***] in immediately available funds within sixty (60) days following the Quarterly Period in which Annual Net Sales of Product during the applicable Annual Period first exceed [***];

(b)    [***] in immediately available funds within sixty (60) days following the Quarterly Period in which Annual Net Sales of Product during the applicable Annual Period first exceed [***];

(c)    [***] in immediately available funds within sixty (60) days following the Quarterly Period in which Annual Net Sales of Product during the applicable Annual Period first exceed [***]; and

(d)    [***] in immediately available funds within sixty (60) days following the Quarterly Period in which Annual Net Sales of Product during the applicable Annual Period first exceed [***].

For the avoidance of doubt, (i) each of the foregoing milestone payments set forth in clauses (a) through (d) shall only be paid once by Hospira, such that the maximum amount to be paid pursuant to this Section 4.3 shall be Two Hundred Sixty Million Dollars ($260,000,000) and (ii) if more than one milestone event in this Section 4.3 is achieved in a particular Quarterly Period, all corresponding milestone payments for such milestone events so achieved in such Quarterly Period shall be due.

Section 4.4 Royalty Obligations.

(a)    Subject to Section 4.4(b), commencing on the date on which the First Commercial Sale with respect to Product occurs and continuing so long as there are Net Sales, Hospira shall pay to Pfenex a royalty for each Quarterly Period in a given Annual Period in an amount equal to:

(i)    the aggregate sum of:

(A)    [***] of Annual Net Sales of Product during such Annual Period for Annual Net Sales less than or equal to [***]; plus

(B)    [***] of Annual Net Sales of Product during such Annual Period for that portion of Annual Net Sales greater than [***] but less than or equal to [***]; plus

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(C)    [***] of Annual Net Sales of Product during such Annual Period for that portion of Annual Net Sales greater than [***];

(ii)    less, the aggregate amount of royalty payments paid under this Section 4.4 by Hospira to Pfenex for all preceding Quarterly Period(s) during such Annual Period.

[***]

(b)    Hospira may offset any (i) Excess CCS Cost, or (ii) Pfenex Share of Commitment Costs (in each case, not previously offset pursuant to this Section 4.4(b)) against royalties otherwise due under this Section 4.4.

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(c)    Within sixty (60) days following the end of each Quarterly Period, Hospira shall pay to Pfenex all amounts payable pursuant to this Section 4.4 by wire transfer of immediately available funds to the account designated by Pfenex.

Section 4.5 Reports.

(a)    With respect to every Quarterly Period for which Hospira is obligated to make any payments under Section 4.4, Hospira shall furnish to Pfenex a written report for such Quarterly Period within sixty (60) days after the end of such Quarterly Period showing in reasonably specific detail:

(i)    the total gross sales for Product sold by Hospira or its Affiliates and the calculation of Annual Net Sales for Product during the Annual Period in which such Quarterly Period relates, including amounts deducted by category from gross sales to arrive at Net Sales;

(ii)    [***];

(iii)    any offsets from the royalty pursuant to Section 4.4(b);

(iv)    the aggregate amount of royalty payments paid under Section 4.4 by Hospira to Pfenex for all preceding Quarterly Period(s) in such Annual Period; and

(v)    the exchange rates used in determining the payment amount in Dollars.

(b)    With respect to sales of Product invoiced in Dollars, the gross sales and Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same) shall be expressed in Dollars. With respect to any sale of Product invoiced in a currency other than Dollars, the gross sales and Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same) shall be expressed in their Dollar equivalent, calculated using the foreign currency exchange rate for the applicable currency used by Hospira in the ordinary course of business to publicly report its financial results.

Section 4.6 Payment Terms. All payments hereunder shall be made in the legal currency of the United States of America. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, Internet Edition at www.wsj.com in the “Money Rates” column, on the date such payment was due, plus an additional two percent (2%), or the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 4.6 shall in no way limit any other remedies available to either Party.

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ARTICLE V.

MANUFACTURE OF PRODUCT; SALES AND MARKETING

Section 5.1 Manufacturing Efforts. Hospira, at its expense, shall be responsible for and control the manufacturing of Product and shall control the procurement, manufacture, and qualification of the Components required for the manufacture of Product and all costs thereof, including with respect to Product for use in the Comparative Clinical Study. In connection therewith, Hospira may elect to manufacture, fill and package Product itself or engage a Third Party (to which Pfenex has no reasonable objection) to manufacture, fill and/or package Product on its behalf (the “Designated Product Manufacturer”).

Section 5.2 Tech Transfer. Promptly following the Effective Date, Pfenex and Hospira shall develop and reasonably agree through the Executive Steering Committee on a plan, which plan shall (a) be consistent in form and scope of those technology transfer plans used by Pfenex in connection with its transfer of the process related to both Drug Substance and Product to Third Parties prior to the Signature Date (access to which was provided to Hospira prior to the Signature Date) and (b) include the information, which information will be formatted, in each case as summarized in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement (the “Technical Transfer Plan”) of the activities to be conducted by each Party to facilitate Hospira’s or the Designated Product Manufacturer’s establishment of manufacturing capabilities for the Drug Substance and Product, including transfer of the Manufacturing Strain; provided, that Hospira or the Designated Product Manufacturer shall agree in writing to (i) maintain physical control over the Manufacturing Strain at all times and (ii) not to alter or modify the Manufacturing Strain in any manner. Such Technical Transfer Plan shall provide, among other things, that (A) Pfenex shall, as soon as practicable, deliver to Hospira or the Designated Product Manufacturer the Pfenex Know-How (which for clarity shall not include any equipment but shall include the manufacturing processes for the Drug Substance and Product (including analytical methods with respect thereto), Manufacturing Strain and methods and protocols for assessing the quality of and releasing Product) in the possession of Pfenex and/or its current manufacturer of Drug Substance and Product and reasonably necessary for Hospira or the Designated Product Manufacturer to (I) obtain all required Regulatory Approvals with respect to the manufacture of Product and (II) manufacture the Drug Substance and Product, and (B) each Party shall make available its personnel reasonably necessary for the performance by it of its respective obligations set forth in the Technical Transfer Plan. The Technical Transfer Plan shall also include a target completion date prior to the initiation of the Comparative Clinical Study upon which target completion date Pfenex’s activities and obligations under the Technical Transfer Plan shall end. In connection therewith, Pfenex and Hospira shall form a joint technology transfer committee, consisting of an equal number of representatives of each of Pfenex and Hospira (up to a maximum number of three (3) representatives each), which shall be responsible for overseeing the implementation of the Technical Transfer Plan. Each Party shall be responsible for all of its own costs and expenses incurred in connection with the performance of its obligations under the Technical Transfer Plan and Hospira shall be responsible for any payments owed to any Designated Product Manufacturer in connection with the Technical Transfer Plan. After completion of activities assigned to Pfenex under the Technical Transfer Plan, Pfenex agrees to reasonably

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support Hospira’s or the Designated Product Manufacturer’s manufacture of Drug Substance and Product hereunder, at Hospira’s reasonable request and Hospira shall pay Pfenex at its Commercial Hourly Rate for the time spent by its personnel providing such support; provided, that Pfenex shall provide [***] of such support without charge. Notwithstanding the foregoing, if Hospira requests Pfenex’s cooperation with respect to the transfer of manufacturing capabilities to a second Person or facility (e.g., to a Designated Product Manufacturer if the Technical Transfer Plan established manufacturing capabilities at Hospira or to a second Designated Product Manufacturer) Hospira shall pay Pfenex at its Commercial Hourly Rate for the time spent by its personnel and reimburse Pfenex for its out-of-pocket costs and expenses incurred, in each case, in connection with Pfenex cooperating at Hospira’s request. For clarity, (x) the Technical Transfer Plan shall not include the scale-up of the manufacturing process to commercial scale, validation of the manufacturing process or validation of the quality control, quality assessment or release methods or protocols for such purposes, all of which Hospira shall be responsible for; and (y) Pfenex shall not have any obligation to manufacture or supply to Hospira any Drug Substance or Product.

Section 5.3 Manufacturing Standards. The target Product Specifications with respect to Product shall be included in the Development Plan for Product.

Section 5.4 Product Packaging and Labeling. Subject to Section 6.1, Hospira shall control the content and type of all Packaging Specifications (and any changes or supplements thereto) for Product.

Section 5.5 Product Documentation. Subject to Section 6.1, Hospira shall control the content and type of, and procurement of, at its own expense, all Product Documentation (and any changes or supplements thereto) for Product.

Section 5.6 Non-Medical Product Complaints. Hospira shall have the exclusive right to control, and shall be responsible for, the management of (including the preparation of all responses with respect to) all Product complaints received from a Third Party (each, a “Product Complaint”) related to manufacturing, packaging or sales of Product and, in connection therewith, Pfenex shall provide all reasonable assistance requested by Hospira in connection with its preparation of the response to such Product Complaint at Hospira’s cost and expense.

Section 5.7 Product Recalls. Hospira shall, at its sole expense, have the exclusive right to control, and shall be responsible for, any recall of Product.

Section 5.8 Maintenance of Registrations and Reporting. Hospira shall, at its sole expense, obtain and maintain (a) all Registrations with respect to Product and (b) all permits, licenses and registrations granted by any Regulatory Agency with respect to the manufacture of Product by Hospira.

Section 5.9 Regulatory Inspections. Except as otherwise provided herein, Hospira shall be responsible, at Hospira’s sole expense, for handling and responding to all FDA, EMA and other Regulatory Agency inspections with respect to Hospira’s manufacture of Product. To the extent that Hospira requires the reasonable assistance of Pfenex in order to fulfill its

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obligations pursuant to this Section 5.9, Pfenex agrees to reasonably cooperate with and assist Hospira and Hospira shall promptly reimburse Pfenex for Pfenex’s out-of-pocket costs and expenses incurred in connection with such cooperation requested by Hospira.

Section 5.10 Product Pricing and Promotion; Agency Contacts.

(a)    Subject to Section 6.1, Hospira shall be solely responsible for, and Hospira shall be entitled to control, exercising its discretion, the advertising, marketing, promotion (including preparing and distributing Product Documentation), sales prices and pricing, promotional and marketing strategies and terms of sale for Product. Hospira shall be the contact for review and discussion of all Product Documentation for Product with the applicable Governmental Authorities.

(b)    During the Term, if Hospira or its Affiliate sells Product to a Third Party to whom it also sells or otherwise provides other products or services (which are not Bundled Products), Hospira and its Affiliates shall not shift, allocate, price, discount or otherwise weigh payments received in any such transaction or any combination of transactions, with the purpose of reducing or disadvantaging the Net Sales of Product in favor of any other product, services or consideration provided by the Party or its Affiliate in order to minimize the payments owed by Hospira to Pfenex hereunder.

Section 5.11 Reporting; Adverse Drug Reactions.

(a)    Pharmaco-Vigilance Agreement. Upon Hospira’s request, the Parties shall enter into a pharmaco-vigilance agreement (the “PV Agreement”) on reasonable and customary terms, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to Product (including Adverse Drug Response reporting) on a worldwide basis and providing that Hospira will be responsible for establishing and maintaining the world-wide database; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities (including the FDA) on a worldwide basis.

(b)    Adverse Event Reporting. Without limiting Section 5.11(a), Pfenex shall within one (1) Business Day report all customer complaints and Adverse Drug Responses in English to Hospira (or its designee for such purpose) and in all events sufficient in time to allow Hospira to meet its regulatory reporting requirements. As between the Parties, Hospira shall be responsible for the timely reporting of all Adverse Drug Responses, complaints and safety data relating to Product to each applicable Regulatory Authority in accordance with Applicable Law. Pfenex will also inform Hospira as soon as possible under the circumstances of any compliance or safety issues of which Pfenex becomes aware and which have led to a regulatory action with respect to Product. Pfenex will provide follow-up information and perform analyses as requested by Hospira to support adverse event investigations.

Section 5.12 Sales and Marketing. Hospira shall, directly or indirectly through a subsidiary, use Commercially Reasonable Efforts to market, promote, sell and distribute Product. All such costs to market, promote, sell and distribute Product shall be paid by Hospira.

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ARTICLE VI.

PRODUCT TRADEMARK; INTELLECTUAL PROPERTY LITIGATION

Section 6.1    Product Trademarks.

(a) Hospira shall have the sole right to select Product names, trademarks, trade dress, style of packaging, labeling and the like used in connection with the commercialization of Product including special promotional or advertising taglines. Each Product-specific trademark, and all goodwill associated therewith, and all applications, registrations, extensions and renewals and other rights relating thereto, shall be collectively referred to as a “Product Trademark”. Hospira shall be the exclusive owner of each Product Trademark. Hospira shall have the sole right to register and renew, at its expense, each such Product Trademark in any country or jurisdiction of Hospira’s choosing.

(b) To the extent permitted by Applicable Law, Hospira shall (i) include the phrase “Licensed from Pfenex Inc.” and the Pfenex logo in the Product Documentation (excluding Product labels and packaging) used in each Major Market and Australia and Japan, to be placed in a size [***] of the size of the Hospira logo) and location reasonably determined by Hospira, and (ii) include the phrase “Licensed from Pfenex Inc.” on the Product labels and packaging used in each Major Market and Australia and Japan, to be placed in a size and location reasonably determined by Hospira, in each case (i) and (ii), subject to Hospira obtaining necessary authorization(s) therefor from applicable Regulatory Agency(ies). Accordingly, Hospira shall use Commercially Reasonable Efforts to obtain such necessary authorizations. Hospira shall have no obligation to remove or modify the phrase “Licensed from Pfenex Inc.” and/or the Pfenex logo from the Product Documentation (including Product labels and packaging) once finalized. Subject to the foregoing, Pfenex hereby grants to Hospira, its Affiliates and Third Party distributors the right to use the Pfenex name and logo in connection with Hospira’s obligations pursuant to this Section 6.1(b). The Pfenex logo and the goodwill associated therewith, and all applications, registrations, extensions and renewals and other rights relating thereto, shall be the sole property Pfenex.

Section 6.2    Ownership of Inventions. As between the Parties, all right, title and interest to inventions and other intellectual property (including Know-How) made (a) by Hospira personnel in connection with this Agreement, but not any Pfenex personnel, shall be owned by Hospira (“Hospira Inventions”), (b) by Pfenex personnel in connection with this Agreement, but not any Hospira personnel, shall be owned by Pfenex (“Pfenex Inventions”) and (c) made jointly by personnel of Hospira and Pfenex in connection with this Agreement shall be jointly owned by Hospira and Pfenex (“Joint Inventions”); provided, that Hospira hereby grants to Pfenex a fully-paid, irrevocable, non-exclusive license (with the right to grant and authorize sublicenses) [***]. Notwithstanding the foregoing, Pfenex shall only have the right to sublicense its rights under the Hospira Manufacturing License to Third Parties (i) solely for use with manufacturing/production of products implementing or utilizing any Pfenex Technology or

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Pfenex Expression Technology, and (ii) solely from Third Parties whom Pfenex has obtained Control of manufacturing developments which are substantially similar those licensed to Pfenex under the Hospira Manufacturing License (i.e., which are licensed to Hospira hereunder). Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit any Joint Inventions or Patents claiming the same (any, a “Joint Patent”), by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Laws of any jurisdiction to require any such approval or accounting. Each Party shall make such assignments, and hereby makes such assignments, as necessary to effect the foregoing.

Section 6.3 Patent Prosecution and Maintenance of Inventions.

(a)    Hospira Patents. Hospira shall have the sole right, in its sole discretion, to pursue the Prosecution and Maintenance of Patents claiming Hospira Inventions.

(b)    Pfenex Patents. Pfenex shall have the sole right, in its sole discretion, to pursue the Prosecution and Maintenance of Patents claiming Pfenex Inventions.

(c)    Joint Patents. Decisions regarding the Prosecution and Maintenance of Joint Patents shall be made jointly by Pfenex and Hospira through the oversight of the Executive Steering Committee. Upon the identification of a Joint Invention, the Executive Steering Committee shall (i) promptly discuss such Joint Invention and, in the event Hospira and Pfenex reasonably believe that such Joint Invention is patentable, select a mutually acceptable law firm to conduct a patentability assessment for the purpose of determining whether the Joint Invention is patentable, (ii) promptly review the patentability assessment and discuss the desirability of filing a Joint Patent, (iii) make the final decision with respect to any such filings, including the jurisdictions in which such filings are to be made, as soon as practicable, and (iv) designate the Party (for purposes of this Section 6.3(c), the “Controlling Party”) to be responsible for the Prosecution and Maintenance of such Joint Patents. The Controlling Party shall be responsible, using counsel selected by the Executive Steering Committee, to implement the decisions of the Executive Steering Committee regarding the Prosecution and Maintenance of Joint Patents. The Controlling Party shall provide the other Party an opportunity to review and comment upon the text of the applications within the Joint Patents at least ten (10) Business Days before filing with any patent office. The Controlling Party shall provide the other Party with a copy of each patent application within the Joint Patents as filed, together with notice of its filing date and serial number. The Controlling Party shall keep the other Party advised of the status of all communications, actual and prospective filings or submissions regarding Joint Patents, and shall provide the other Party an opportunity to review and comment on any such communications, filing and submissions proposed to be sent to any patent office. The Controlling Party shall also notify the Executive Steering Committee of the grant of any Joint Patents. The Controlling Party shall not cease the Prosecution and Maintenance, or modify the claims, of any Joint Patents in any country, unless approved by the other Party (which approval shall not be unreasonably withheld). All Third Party costs incurred by the Controlling Party for the Prosecution and Maintenance of Joint Patents hereunder shall be shared equally by the Parties. Accordingly, the other Party shall pay to the Controlling Party its share [***] of any such

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Third Party costs not disputed in good faith within thirty (30) days of receipt of an invoice therefor and any disputed amount shall by paid within fifteen (15) days after the resolution of such dispute pursuant to Sections 10.6 and 13.4. The Controlling Party shall provide the other Party with any reasonable documentation in connection with any such invoice.

(d)    Disclosures. Each Party acknowledges the highly proprietary and confidential nature of unpublished patent applications and related information and without limiting the provisions of Article VIII agrees to limit the access to any such applications and information received from the other Party hereunder to those who need such access for the purposes of this Section 6.3 and limit the use thereof solely to the purposes of this Section 6.3. Without limiting the foregoing, any disclosures made pursuant to this Section 6.3 will be structured in a manner so as provide reasonable access to the applicable information while limiting the risk of adversely affecting the patentability of the subject matter disclosed.

Section 6.4 Intellectual Property Strategy.

(a)    Hospira shall, at Hospira’s sole cost and expense, have sole control over the creation and implementation of any strategy related to any Actions (including inter partes reviews and declaratory judgments) with respect to Patents of Third Parties, in each case with respect to the development, manufacture, launch (including obtaining Regulatory Approval), marketing, commercialization and sale of Product in all markets, including the sole right to determine (i) when and if to initiate any such Action with respect to any Third Party’s Patent (other than as covered by the terms of Section 6.6), including by way of example any nullity or invalidity case brought against any Third Party’s Patents specific to the development, manufacture, launch, marketing, commercialization and sale of Product; (ii) the earliest date on which Product will be manufactured, imported, used, offered for sale and/or sold in any given country; (iii) when and how to change the development or manufacture of Product (provided that any modification to the Manufacturing Strain shall be subject to Section 3.1(e)) in order to minimize the effect of any Third Party’s Intellectual Property from the development, manufacture, launch, marketing, commercialization and sale of Product, such as the institution of circumvention strategies or the proactive seeking of a license from a Third Party; (iv) the appropriate course of action in the event any Third Party commences an Action alleging that Product or the development, manufacture, launch, marketing, commercialization or sale of Product infringes any Intellectual Property of such Third Party (other than as covered by the terms of Section 6.5), including assuming and controlling the defense of any such Action; and (v) when and if to settle, compromise or consent to any judgment with respect to any Action with respect to any Third Party’s Intellectual Property; provided, that Hospira shall be required to obtain Pfenex’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the same would likely have a material adverse effect on Pfenex, its Affiliate or their rights (the “IP Strategy”). For clarity, nothing in this Section 6.4 shall limit Pfenex’s right with respect to Actions related to Patents or other Intellectual Property of Third Parties in connection with the development, manufacture, launch (including obtaining Regulatory Approval), marketing, commercialization and sale of products other than Product hereunder.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Pfenex shall provide all cooperation and assistance reasonably requested by Hospira in connection with Hospira’s implementation of the IP Strategy, including (i) providing Hospira prompt written notice of any Action commenced by any Third Party against Pfenex alleging that Product or the Business infringes any Intellectual Property of such Third Party, (ii) providing Hospira with documents (whether in written, electronic or other form) related to Product and/or the Business, including documents related to the development of Product or the processes used to manufacture Product, (iii) identifying and describing any Intellectual Property that has been incorporated into Product by Pfenex, (iv) allowing inspection, whether court-ordered or otherwise, of any facility owned, operated or controlled by Pfenex or its Affiliates and (v) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that Hospira reasonably requests. To the extent that the cooperation or assistance requested results in external costs being incurred by Pfenex, then Hospira shall be responsible for the payment of all reasonably incurred external expenses in accordance with a budget to be mutually agreed upon by the Parties.

(c)    Pfenex shall not commence any Action with respect to any Patents of a Third Party in connection with the development, manufacture, launch (including obtaining Regulatory Approval), marketing, commercialization and sale of Product or take any other action that violates or conflicts with Hospira’s rights under Section 6.4(a) without Hospira’s prior written consent. Notwithstanding anything to the contrary in this Agreement, if Pfenex commences any such Action in contravention of the proceeding sentence (an “Off-Strategy Action”), such commencement shall constitute a material breach by Pfenex of this Agreement, and, without limiting Hospira’s rights with respect to such material breach and notwithstanding anything contained herein to the contrary, Pfenex shall act in accordance with any instructions from Hospira with respect to such Off-Strategy Action, including instructions to (i) terminate such Off-Strategy Action or (ii) relinquish control of such Off-Strategy Action to Hospira, whereupon Pfenex will be responsible for all IP Costs incurred by either Party in connection with such Off-Strategy Action.

Section 6.5 Manufacturing Process.

(a)    In the event that any Third Party commences any Action against either Party or any of such Party’s Affiliates alleging that the manufacture of Product (including the use of any Pfenex Technology in the manufacture of Product) infringes any Intellectual Property of such Third Party (a “Manufacturing Action”), the Party against whom such Action is commenced shall provide the other Party prompt written notice thereof. Following receipt of such notice, Hospira shall have the sole right to determine the appropriate course of action, including by way of example, assuming and controlling the defense of such Manufacturing Action and/or seeking a license from such Third Party with respect to such Third Party’s Intellectual Property. If Hospira elects to assume control over the defense of any such Manufacturing Action where Pfenex or its Affiliate is a defendant, then Pfenex or its Affiliate shall have the right to participate with counsel of its selection (at Pfenex’s sole cost and expense) and Hospira shall subject to Section 6.5(c) continue to control and defend Pfenex or its Affiliate until final judgment in such Manufacturing Action.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Pfenex shall provide all cooperation and assistance reasonably requested by Hospira in connection with any Manufacturing Action, including (i) providing Hospira with detailed responses to its inquiries, (ii) providing Hospira with documents (whether in written, electronic or other form) related to the manufacturing process or the practice of the Pfenex Technology, (iii) identifying and describing any Intellectual Property that has been incorporated into the processes to manufacture Product by Pfenex, and (iv) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that Hospira reasonably requests.

(c)    Hospira may settle, compromise or consent to any judgment with respect to any Manufacturing Action without the prior written consent of Pfenex on fifteen (15) Business Days’ notice to Pfenex (together with a complete copy of such proposed settlement, compromise, consent or judgment and such other documents as Pfenex may reasonably request); provided, that if prior to the expiration of such fifteen (15) Business Day period, Pfenex determines in good faith, and advises Hospira of such determination in writing, that such settlement, compromise or consent to judgment would likely have a material adverse impact on Pfenex, or its Affiliate or their rights, then Hospira shall not settle, compromise or consent to any judgment with respect to such Manufacturing Action without the prior written consent of Pfenex (not to be unreasonably withheld, delayed or conditioned).

(d)    Pfenex will be responsible for all costs relating to any settlements, compromises or judgments arising from (and shall promptly reimburse Hospira for its out-of-pocket costs and expenses in connection with) any Manufacturing Action to the extent alleging that the Manufacturing Strain (or any constituent component thereof) infringes any Intellectual Property of any Third Party.

Section 6.6 Enforcement Actions.

(a)    Each Party shall promptly give the other Party written notice (each, an “IP Assertion Notice”) of any actual or suspected infringements, misappropriations or other violations by a Third Party of the Pfenex Technology (excluding Joint Patents) (“Infringing Activity”) that come to such Party’s or any of its Affiliates’ attention, as well as the identity of such Third Party and any evidence of such Infringing Activity within such Party’s or any of its Affiliates’ custody or control that such Party or any of its Affiliates is reasonably able to provide.

(b)    Pfenex shall have the first right, but not the obligation, at Pfenex’s sole cost and expense, to take any action in response to such Infringing Activity and/or to enter into or permit the settlement of any litigation or other enforcement action (collectively, “Enforcement Actions”); provided, that Pfenex shall provide prompt written notice of any Enforcement Action to Hospira arising from the development, manufacture, launch, marketing, commercialization and sale of a Competing Product (each, a “Competing Product Enforcement Action”), permit Hospira (subject to the Common Interest Agreement) to review and comment on such Competing Product Enforcement Action and give reasonable consideration to any comments made by Hospira in relation to such Competing Product Enforcement Action. If required by Applicable Law and to the extent Pfenex does not have standing, Hospira shall permit, and shall take all actions reasonably necessary to enable, an

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Enforcement Action to be brought in its name, including being joined as a necessary party, at Pfenex’s sole cost and expense. Pfenex may settle, compromise or consent to any judgment with respect to any Enforcement Action without the prior written consent of Hospira on fifteen (15) Business Days’ notice to Hospira; provided, that if, prior to the expiration of such fifteen (15) Business Day period, Hospira determines, and advises Pfenex of such determination in writing, that a settlement, compromise or consent to judgment with respect to a Competing Product Enforcement Action would likely have a material adverse impact on Hospira, or its Affiliate or their rights or reduce Pfenex’s obligations under this Agreement, then Pfenex shall not settle, compromise or consent to any judgment with respect to such Competing Product Enforcement Action without the prior written consent of Hospira (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)    If Pfenex does not institute a Competing Product Enforcement Action against the Infringing Activity involving the Pfenex Technology within one (1) month from the date of the IP Assertion Notice or such shorter period as is reasonably necessary for Hospira to take action necessary to bring such Competing Product Enforcement Action and Pfenex has not provided notice to Hospira specifying that (i) the initiation of such Competing Product Enforcement Action is likely to invalidate or narrow the claims of any Pfenex Patents and (ii) such invalidation or narrowing would likely have a material adverse impact on Pfenex or its Affiliates, or the Pfenex Technology, Hospira shall have the right, but not the obligation, at Hospira’s sole cost and expense, to bring the Competing Product Enforcement Action; provided, that Hospira shall provide prompt written notice of any such Competing Product Enforcement Action to Pfenex, permit Pfenex (subject to the Common Interest Agreement defined below) to review and comment on such Competing Product Enforcement Action and give reasonable consideration to any comments made by Pfenex in relation to such Competing Product Enforcement Action. In such case and if required by Applicable Law and to the extent Hospira does not have standing, Pfenex shall permit, and shall take all actions reasonably necessary to enable, an Competing Product Enforcement Action to be brought in its name, including being joined as a necessary party, at Hospira’s sole cost and expense. Hospira may not enter into any settlement or consent to any judgment with respect to any such Competing Product Enforcement Action without the prior written consent of Pfenex (not to be unreasonably withheld, delayed or conditioned).

(d)    In any Enforcement Action instituted by either Pfenex or Hospira to enforce the Pfenex Technology as provided herein above, the other Party (the “Cooperating Party”) shall, at the reasonable request of the Party initiating such Enforcement Action, cooperate and provide reasonable assistance to the Party prosecuting the Enforcement Action, including (i) providing the prosecuting Party with documents (whether in written, electronic or other form) related to the Pfenex Technology, (ii) identifying and describing any Intellectual Property that has been incorporated into the Pfenex Technology by the Cooperating Party, (iii) allowing inspection, whether court-ordered or otherwise, of any facility owned, operated or controlled by the Cooperating Party and (iv) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that the prosecuting Party reasonably requests. To the extent that the cooperation or assistance requested results in external costs being incurred by the Cooperating Party, then the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

requesting Party shall be responsible for the payment of all reasonably incurred external expenses.

(e)    Each Party shall promptly give the other Party written notice of any actual or suspected infringements, misappropriations or other violations by a Third Party of any Joint Patent (“Competing Infringing Activities”) that comes to such Party’s or any of its Affiliates’ attention. The Executive Steering Committee shall (i) promptly discuss such Competing Infringing Activities and the strategy for enforcing the Joint Patents, and (ii) designate (with the agreement of the Party) the Party to be responsible for controlling such Enforcement Action with respect to the Joint Patents; provided, that unless otherwise agreed with respect to such Competing Infringing Activities, Hospira shall be the controlling Party unless it notifies Pfenex within thirty (30) days of notice of the applicable Competing Infringing Activities or such shorter period as is reasonably necessary for Hospira to take actions necessary to bring such Enforcement Action (the Party controlling such Enforcement Action, the “Enforcing Party”). The other Party shall have the right to fund up to [***] of the out-of-pocket costs of such Enforcement Action as incurred; accordingly, the other Party shall notify the Enforcing Party as what, if any, portion of such costs it intends to fund and it shall be responsible for such portion unless the other Party provides sixty (60) days’ prior written notice to the Enforcing Party indicating that it does not intend to bear any further of such costs.

Section 6.7 Reimbursement Requirements. To the extent that any Party would be required pursuant to this Article VI to reimburse or pay the other Party for any costs or expenses incurred by such other Party, such obligation shall be subject to submission by such other Party of reasonable documentation with respect thereto. To the extent that either Party would be entitled to be reimbursed for, or otherwise have paid, any costs or expenses incurred by such Party, such costs and expenses shall only be reimbursed or paid to the extent reasonably incurred by such Party. Third Party costs not disputed in good faith within thirty (30) days of receipt of an invoice therefor and any disputed amount shall by paid within fifteen (15) days after the resolution of such dispute pursuant to Sections 10.6 and 13.4.

Section 6.8 Recovered Amounts. Any monetary damages, court-ordered third party costs, settlements, royalties or other recovery received from any Third Party resulting from, arising out of or relating to any Competing Product Enforcement Action or Enforcement Action for Competing Infringing Activities shall be distributed to the Parties on a pro rata basis based upon the IP Costs paid by each Party in connection with such Enforcement Action.

Section 6.9 Common Interest Agreement. The Parties have entered in that certain Common Interest Agreement, dated as of October 22, 2014 (the “Common Interest Agreement”) the terms and conditions of which shall continue to govern the conduct of Due Diligence and sharing of Intellectual Property-Related Materials (each as defined therein). The Parties acknowledge that the terms and conditions of the Common Interest Agreement are in addition to the terms and conditions hereof (including Sections 8.1, 8.2 and 8.3) and are not superceded hereby.

Section 6.10 Confidentiality of Actions. To the extent reasonably possible and permitted by Applicable Law and determined desirable by Hospira, each of the Parties shall take

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all steps necessary to maintain as confidential, and to not publish or otherwise disclose, the existence and the substance of the IP Strategy and any Action commenced in connection therewith, including any Manufacturing Action or any Competing Product Enforcement Action, and the existence and terms of any settlement or any judgment, award, decree or determination, or consent to any of the foregoing.

Section 6.11 Patent Marking. Hospira shall mark (or cause to be marked) Product marketed and sold hereunder with appropriate Pfenex Patent numbers or indicia at Pfenex’s request to the extent permitted by Applicable Law, in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Patents; provided, however, that Pfenex shall notify Hospira two (2) years in advance of the expiration of any such Pfenex Patent and shall immediately notify Hospira upon the invalidation of any such Pfenex Patent.

Section 6.12 Article XI Not Applicable. Article XI shall not apply to the extent its application would be inconsistent with this Article VI.

ARTICLE VII.

EXECUTIVE STEERING COMMITTEE

Section 7.1    Formation and Purpose. In order to oversee, review and coordinate the activities of the Parties under this Agreement, Pfenex and Hospira will form an executive steering committee promptly after the Signature Date (the “Executive Steering Committee”), whose initial members are listed in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement. The Executive Steering Committee shall, in accordance with the procedures set forth in Section 7.4, (a) review and comment on the development, manufacture and commercialization of Product, including the Development Plan, the Technical Transfer Plan, and any clinical protocols for the conduct of the Comparative Clinical Study, (b) consult with Hospira regarding Hospira’s plan for seeking Regulatory Approval, (c) review and approve any modifications or amendments to the Development Plan, (d) review and approve the clinical protocols for the conduct of the Comparative Clinical Study and any modifications or amendments thereto, (e) review and approve the Technical Transfer Plan and any modifications or amendments thereto, (f) review and comment on the IP Strategy and any modifications or amendments thereto, (g) serve as a forum for discussion for matters relating to the development, manufacture and commercialization of Product, (h) establish an estimated budget for Regulatory Approval Costs to be paid by Hospira for each calendar year by October 31st of the prior calendar year, (i) establish one or more working committees, which shall include a product development working committee, a manufacturing working committee and other working groups, committees and subcommittees as may be established by mutual consent of Pfenex and Hospira (each, a “Working Committee”), and (j) performing such other duties as are specifically assigned to the Executive Steering Committee in this Agreement. The Executive Steering Committee shall be the primary forum for Pfenex and Hospira to communicate with one another regarding the plans for, and progress of, the development and commercialization of Product as well as any associated problems.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 7.2 Membership. The Executive Steering Committee shall consist of three (3) employees of Hospira appointed by Hospira and three (3) individuals appointed by Pfenex. If either Pfenex or Hospira seeks to appoint any individual who is not listed in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement (which shall include not only the initial members of the Executive Steering Committee, but also other pre-approved potential appointees of Pfenex and Hospira), then the appointing Party shall notify the non-appointing Party and the non-appointing Party shall have the right to comment on each such appointee, which such comments the appointing Party shall consider in good faith. Unless otherwise agreed by the Parties, the Executive Steering Committee and each Working Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that such committee is able to effectuate all of its decisions within the scope of its responsibilities. Each member of the Executive Steering Committee shall be subject to the obligations of non-use and non-disclosure of Confidential Information set forth in Article VIII. Notwithstanding anything herein to the contrary, if requested by Hospira, Pfenex shall not have the right to appoint as a member to the Executive Steering Committee member hereunder any individual that is serving as a management committee member under Pfenex’s collaboration with Strides Arcolab Limited and its affiliates (i.e., an appointee to the joint steering committee thereunder).

Section 7.3 Meeting Requirements. The Executive Steering Committee shall meet on a quarterly basis (or less frequently if Pfenex and Hospira mutually agree) during the Term. The Executive Steering Committee may meet by phone, videoconference or in person. Each meeting shall be held on a date to be agreed upon by Pfenex and Hospira. Notwithstanding the foregoing, meetings may be called at any time if requested by one of Pfenex and Hospira by prior written notice, including the corresponding agenda of the meeting, sent to Pfenex and Hospira, as applicable, at least one (1) month in advance; provided, that if a meeting is required to be convened promptly pursuant to this Agreement, Pfenex and Hospira shall exercise Commercially Reasonable Efforts to convene such meeting as promptly as is practicable. Pfenex and Hospira agree that reasonable flexibility is necessary, and therefore, three (3) different dates shall be proposed for each meeting, whenever possible. Meetings shall only be effective if at least one (1) representative designated by Hospira and one (1) representative designated by Pfenex are present or participating in the meeting.

Section 7.4 Decision-Making; Dispute Resolution.

(a)    The Executive Steering Committee shall have a single chairperson who will (i) solicit agenda items from the other Executive Steering Committee members, coordinate and prepare the agenda (which shall include any agenda items reasonably proposed by Executive Steering Committee members from the other Party), provide the agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting and ensure the orderly conduct of the Executive Steering Committee’s meetings, (ii) attend (subject to the below) each meeting of the Executive Steering Committee, and (iii) prepare and issue minutes of each meeting (which shall accurately reflect the discussions and decisions of the Executive Steering Committee at such meeting) in accordance with Section 7.5. Such minutes from each Executive Steering Committee meeting shall not be finalized until the Executive Steering Committee members from the other Party have reviewed and confirmed the accuracy of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such minutes as described in Section 7.5 and if not previously confirmed, such matter shall be the first order of business at the next Executive Steering Committee meeting. The Party appointing the chairperson shall alternate between Pfenex and Hospira every calendar year, and shall initially be designated by Hospira. In the event the chairperson or another representative of the Executive Steering Committee from either Party is unable to attend or participate in any meeting of the Executive Steering Committee, the Party who appointed such Executive Steering Committee chairperson or representative may appoint a substitute chairperson or other representative for that meeting. All decisions of the Executive Steering Committee and any Working Committee shall be made by consensus, with each Party having one (1) vote. Each Party shall work in good faith to reach consensus on matters and act in the general spirit of cooperation and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of the Executive Steering Committee or a Working Committee hereunder. In the event a Working Committee fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party such matter shall be referred to the Executive Steering Committee for resolution.

(b)    If the Executive Steering Committee is unable to reach a decision as to any matter within its authority (including any matter expressly required to be resolved by the Executive Steering Committee pursuant to this Agreement) after a period of ten (10) Business Days, then either Pfenex or Hospira may provide written notice of such dispute to the Chief Executive Officer of the other Party and such matter shall be resolved as set forth below. The Chief Executive Officers (or their respective designees, who shall be senior officers of Pfenex and Hospira, but shall not be members of the Executive Steering Committee) of each of Pfenex and Hospira shall discuss the dispute in person or telephonically and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If any such dispute is not resolved by the Chief Executive Officers or their designees within thirty (30) days after submission of such dispute to such officers, then:

(i)    except the Chief Executive Officer of Pfenex shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to the Pfenex Technology including the Prosecution and Maintenance of the Pfenex Inventions and the enforcement thereof (except for matters that Hospira has the right to control pursuant to Section 6.6(c));

(ii)    the General Counsel of Hospira shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to the IP Strategy and the matters related to the Hospira Technology including the Prosecution and Maintenance of the Hospira Inventions and the enforcement thereof;

(iii)    the Chief Commercial Officer of Hospira shall have the authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to the commercialization of Product under this Agreement;

(iv)    the Chief Scientific Officer of Hospira shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, (A) all matters related to clinical protocol for the conduct of the Comparative Clinical Study, (B) all matters

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

related to regulatory affairs (including with respect to communication to the FDA and the EMA) regarding Product and (C) subject to Section 3.2(b), all matters related to the Development Plan, the Development Program and Product Data Sheet;

(v) the Senior Vice President of Operations of Hospira shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to commercial scale manufacturing of Product; and

(vi) the Chief Executive Officer of Hospira shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, any other matter not previously addressed in clauses (i) through (v) above.

Notwithstanding the foregoing, neither Party shall have any final decision-making authority with respect to matters described in Section 3.1(e), Section 7.1(i) or Section 7.1(j).

Section 7.5 Meeting Minutes. The Parties shall reasonably cooperate to finalize the definitive minutes of the Executive Steering Committee no later than thirty (30) days after the meeting to which the minutes pertain, as follows: (i) the chairperson of Executive Steering Committee shall be responsible for preparing and sending a draft of the minutes to the other Party’s representatives, and shall furnish such draft within ten (10) days of such meeting, (ii) the other Party’s representatives shall have ten (10) days after receiving the draft minutes to collect comments and to discuss any modifications thereon and (iii) within the following ten (10) days any disputes as to the minutes shall be resolved between the Parties and the final version of the minutes shall be issued by the Party appointing the chairperson which shall be subject to approval by Hospira and Pfenex by signing and dating the minutes or unanimous approval of the Executive Steering Committee at its meeting. The minutes shall include a list of any actions, decisions or determinations approved by the Executive Steering Committee and a list of any issues yet to be resolved. In addition, the minutes shall set forth the place and date where the next meeting shall be held.

Section 7.6 Expenses. Each of Pfenex and Hospira shall be responsible for the expenses of the participation of its representatives in the Executive Steering Committee and any Working Committees, including travel costs.

Section 7.7 Working Committees. Each Working Committee shall (a) be comprised as the Executive Steering Committee determines is necessary to fulfill its responsibilities (it being understood that a particular Working Committee may not necessarily have the same number of representatives from each Party) and (b) report into and be subordinate to the Executive Steering Committee. A Working Committee shall only have the authority expressly delegated to such Working Committee by the Executive Steering Committee. Each Working Committee shall keep the Executive Steering Committee regularly informed of the activities that it is tasked with overseeing or otherwise carrying out, both through in-person and written reporting as reasonably necessary for the Executive Steering Committee to fulfill its responsibilities with respect thereto.

Section 7.8 Committee Authority; Withdrawal.

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(a)    General. Notwithstanding the creation of the Executive Steering Committee and any Working Committee, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree. Neither the Executive Steering Committee nor any Working Committee shall have the power to (a) amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of the Executive Steering Committee or any such Working Committee, as applicable, shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the Executive Steering Committee and any Working Committee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the Executive Steering Committee and any such Working Committee, as applicable.

(b)    Withdrawal. At any time after the first anniversary of the Effective Date and for any reason, Pfenex shall have the right to withdraw from participation in the Executive Steering Committee or any or all of the Working Committees upon notice to Hospira referencing this Section 7.8(b), which notice shall be effective immediately upon receipt. Thereafter, Hospira shall have the sole authority to resolve any matter presented to the Executive Steering Committee or any Working Committee from which Pfenex has withdrawn. For purposes of clarification, Pfenex’s withdrawal from the Executive Steering Committee or any Working Committee shall not affect any other obligation or responsibility of Pfenex set forth in this Agreement.

Section 7.9 Day-to-Day Responsibilities. Each Party shall be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement; provided, that such implementation is not inconsistent with the express terms of this Agreement, the decisions of the Executive Steering Committee or any Working Committee within the scope of its authority specified herein or Applicable Law.

Section 7.10 Cooperation. A Party that is obligated to cooperate with the other Party hereunder (a) may consider all relevant factors including its other then-current obligations and resource commitments when determining whether the cooperation activities are reasonable, and (b) shall not be obligated to obtain any additional resources (including hire any personnel) to accomplish its cooperation hereunder. Such Party’s obligation to cooperate in a particular activity shall not alleviate the other Party’s obligation to perform the underlying activity.

ARTICLE VIII.

CONFIDENTIALITY; TAXES; NONSOLICITATION

Section 8.1 Confidentiality. Each of Pfenex and Hospira acknowledges that, in the course of discussions and negotiations and performing its obligations hereunder, (a) it has received or may receive information from the other Party and (b) the other Party may disclose to it information, data and processes that such other Party wishes to protect from use by and disclosure to Third Parties (all information described in clauses (a) and (b), unless subject to the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidentiality Exceptions, “Confidential Information”). Each Party shall retain in confidence all Confidential Information of the other Party and (except as expressly provided herein) shall not use Confidential Information of such other Party for any purpose other than the purposes indicated herein and in connection with the performance of this Agreement or disclose such Confidential Information to a Third Party other than its Agents without the written consent of such other Party. Confidential Information shall not include information that: (i) is or becomes public knowledge (through no fault of the receiving Party or its Agents); (ii) is made lawfully available to the receiving Party, other than under an obligation of confidentiality, by an Third Party that, to the knowledge of the receiving Party, is under no duty of confidentiality to the disclosing Party; (iii) is already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be reasonably demonstrated by competent evidence by the receiving Party) other than as a result of disclosure by an Third Party that, to the actual knowledge of the receiving Party, was under a duty of confidentiality to the disclosing Party with respect to such information; or (iv) is independently developed by the receiving Party and/or Affiliates without the use of or reference to Confidential Information of the other Party (and such independent development can be reasonably demonstrated by competent evidence prepared by the receiving Party) (collectively, the “Confidentiality Exceptions”). Notwithstanding the foregoing, a receiving Party may use and disclose Confidential Information of the other Party (A) to the extent required by Applicable Law; provided, however, that if legally permissible, the receiving Party shall give the disclosing Party advance written notice as promptly as is practicable to permit it to seek a protective order or other similar order, at the disclosing Party’s sole cost, with respect to the disclosure of such Confidential Information, and, thereafter, the receiving Party shall disclose only the minimum Confidential Information that it is advised by counsel is required to be disclosed in order to comply; (B) to the extent such disclosure is reasonably necessary for the Prosecution and Maintenance of Patents (including applications therefor) in accordance with Section 6.3, complying with the terms of the Dow Technology Assignment Agreement and Dow Technology Licensing Agreement (provided that Pfenex shall provide Hospira with prior written notice of any such disclosure, including a copy of any such disclosure), prosecuting or defending litigation, conducting preclinical or clinical trials, or obtaining and maintaining regulatory approvals (including Regulatory Approvals); (C) in communication with consultants and advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case, under appropriate confidentiality obligations substantially equivalent to those of this Agreement (provided that the disclosing Party shall be responsible for any breach of this Section 8.1 by those Persons to which it discloses Confidential Information); or (d) to the extent mutually agreed to by the Parties.

Section 8.2 Agents. Each of Pfenex and Hospira shall limit disclosure of the other Party’s Confidential Information to only those of their respective existing or prospective Affiliates, directors, managers, officers, employees and contractors (collectively “Agents”) who are concerned with the performance of this Agreement, have a legitimate need to know such Confidential Information in the performance of their duties and are bound by written obligations of non-use and non-disclosure at least as protective of the disclosing Party and its Confidential Information as the terms hereof. Each Party shall be responsible for any breach of Section 8.1 by its Agents, consultants and advisors (including financial advisors, lawyers and accountants) and shall take all reasonably necessary measures to restrain its Agents, consultants and advisors

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(including financial advisors, lawyers and accountants) from unauthorized disclosure or use of the Confidential Information.

Section 8.3 Restrictions on Sharing Information.

(a)    Notwithstanding anything to the contrary, neither Party shall be obligated pursuant to this Agreement to provide, or grant access to, any information (i) that it reasonably and in good faith considers to be Confidential Information it is prevented from disclosing to the other Party by an enforceable confidentiality agreement with a Third Party and that such Party used Commercially Reasonable Efforts to obtain the consent of such Third Party to provide, or grant access to, such information to the other Party, (ii) the disclosure of which would adversely affect the attorney-client privilege between such Party and its counsel, or (iii) the disclosure of which is not permitted pursuant to any Applicable Law or requirement of a Governmental Authority; provided, that in each case where information was not provided or access was not granted as would otherwise be required under this Agreement, such Party shall inform the other Party of the reason it was not provided or granted and a description of the specific nature of the applicable information and, in the case of clause (ii), such Party shall at the request of the other Party enter into a common interest agreement with the other Party to the extent such agreement would permit disclosure of such information without adversely affecting such attorney-client privilege and then disclose such information to the other Party. Following the Effective Date and during the Term, in connection with entering into any material agreement (or material amendment thereof) with any Third Party related to the Business, each Party agrees to use Commercially Reasonable Efforts to negotiate with such Third Party to include provisions in such agreement (or such amendment) sufficient to allow the other Party to receive relevant Confidential Information of such Third Party.

(b)    This Agreement supersedes the Bilateral Confidential Disclosure Agreement between the Parties dated August 31, 2014 (the “Prior Agreement”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of Sections 8.1, 8.2 and 8.3.

(c)    In addition to all obligations regarding the use of Hospira’s Confidential Information and notwithstanding anything to the contrary herein, Pfenex shall not disclose any Confidential Information of Hospira with respect to the Development Plan or any Regulatory Materials (or any other Confidential Information of Hospira as reasonably requested by Hospira from time to time) with any employees, independent contractors or consultants of Pfenex that are working on (or who have at any time worked on) the strategy for or preparation, prosecution or maintenance of any regulatory filing for pegfilgrastim or application therefor, in each case pursuant to Pfenex’s collaboration with Strides Arcolab Limited and its affiliates. To the extent any such information is shared with any employees, independent contractors or consultants of Pfenex, such individuals shall be prohibited from thereafter working on the strategy for or preparation, prosecution or maintenance of any regulatory filing for pegfilgrastim or application therefor, in each case pursuant to Pfenex’s collaboration with Strides Arcolab Limited and its affiliates.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 8.4    Taxes.

(a)    Pfenex (or its permitted assignee) shall deliver to Hospira on or prior to the date of this Agreement, and promptly upon request by Hospira, an accurate and complete originally signed IRS Form W-9 (or any successor or other applicable form prescribed by the Internal Revenue Service). In addition, Pfenex agrees that from time to time after the date hereof, when a lapse in time (or change in circumstances occurs or any other reason) renders the prior IRS Form W-9 provided hereunder obsolete or inaccurate in any respect, Pfenex (or its permitted assignee) shall promptly deliver to Hospira a new and accurate and complete originally signed IRS Form W-9 (or any successor or other applicable forms prescribed by the Internal Revenue Service).

(b)    The Parties agree that for U.S. federal income tax purposes they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

(c)    Any and all payments by or on account of any obligation of any Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding Party) requires the deduction or withholding of any Tax from any such payment by any Party, then the applicable Party shall be entitled to make such deduction or withholding, any amount so deducted or withheld shall be deemed paid to the other Party that was entitled to the payment subject to withholding, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Assignee shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon request by the other Party, such withholding Party shall deliver to the other Party that was entitled to the payment subject to withholding, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the other Party.

(d)    Any Assignee shall indemnify the Non-Assigning Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Non-Assigning Party or required to be withheld or deducted from a payment to such Non-Assigning Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary, if a Party or any Affiliate thereof (the “Tax Indemnified Party”) actually receives a refund, or obtains and actually utilizes a Tax credit to reduce a Tax liability, from any Governmental Authority for any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

portion of any Indemnified Tax for which it was indemnified under this Section 8.4(d) by the other Party (the “Tax Indemnifying Party”), then the Tax Indemnified Party shall promptly reimburse the Tax Indemnifying Party the amount of such refund or credit (but only to the extent of payments made under this Section 8.4(d) with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such Tax Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that such Tax Indemnifying Party, upon the request of such Tax Indemnified Party, shall repay to such Tax Indemnified Party the amount of refund or credit paid over pursuant to this sentence in the event that such Tax Indemnified Party is required to repay such refund or credit to such Governmental Authority. Upon request by the Tax Indemnifying Party, the Tax Indemnified Party shall use Commercially Reasonable Efforts to obtain available refunds or credits with respect to any such Indemnified Taxes.

(e)    All transfer, documentary, sales, use, excise, customs, charges, duties, ad valorem, value added, stamp, registration, recording, property and other such similar Taxes (other than, for the avoidance of doubt, Taxes assessed against income), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) lawfully assessed or charged in connection with any of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”) shall be paid and borne 50% by Pfenex and 50% by Hospira when due, and the Party responsible under such Applicable Law for paying such Transfer Taxes shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

(f)    The Parties acknowledge and agree that under current law no amount contemplated to be payable under this Agreement by Hospira to Pfenex or by Pfenex to Hospira pursuant to this Agreement is subject to any withholding or deduction for Taxes. To the extent that as a result of any change in the Tax law of Bahamas, any payment to Pfenex pursuant to this Agreement becomes subject to Bahamas withholding Tax, Hospira shall indemnify Pfenex, within ten (10) days after demand therefor, for the full amount of any withholding Taxes imposed by Bahamas on such payment (including Bahamas withholding Tax imposed on amounts payable under this Section 8.4(f)). Notwithstanding anything to the contrary, if Pfenex or any Affiliate thereof actually obtains a refund or a credit from any Governmental Authority for any portion of any Tax for which it was indemnified under this Section 8.4(f) by Hospira, Pfenex shall promptly reimburse Hospira the amount of such refund or credit; and, upon request by Hospira, Pfenex shall use Commercially Reasonable Efforts to obtain available refunds or credits with respect to any such Taxes.

Section 8.5    Nonsolicitation. Each Party (for purposes of this Section 8.5, a “Soliciting Party”) agrees that, during the Term, such Soliciting Party will not solicit for employment or consultancy, employ or engage as a consultant or solicit the termination of employment or consultancy with the other Party (a “Solicitation Action”), any individual that at the time of such Solicitation Action (a) is an officer or employee of the other Party or a consultant that is devoting a substantial majority of such individual’s time to the business of the other Party and (b) is or was actively involved in the other Party’s performance of its obligations hereunder; provided,

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however, that the foregoing shall not prohibit (x) any advertisement or general solicitation (or hiring or engagement as a consultant as a result thereof) for employment or consultancy not specifically directed at any such individual; (y) the hiring or engagement as a consultant of any such individual who initiates employment or consultancy discussions with such Soliciting Party; provided, that such initial discussions are not encouraged or solicited by such Soliciting Party; or (z) any Solicitation Action with respect to any individual following the cessation of such individual’s employment with (or service as a consultant that is devoting a substantial majority of such person’s time to the business of) the other Party without any solicitation or encouragement by such Soliciting Party.

ARTICLE IX.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1 Representations and Warranties of Pfenex. Pfenex hereby represents and warrants to Hospira as of the Signature Date as follows:

(a)    Organization and Good Standing. Pfenex is duly incorporated, validly existing and in good standing under the laws of Delaware, with all requisite power and authority required to conduct its business as presently conducted.

(b)    Authority. Pfenex has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Pfenex of this Agreement and the performance by Pfenex of its obligations hereunder have been duly authorized by all requisite corporate or similar action of Pfenex and no other action on the part of Pfenex or its shareholders or board of directors is necessary to authorize the execution, delivery or performance by Pfenex of this Agreement.

(c)    Valid and Binding Agreement. This Agreement has been duly executed and delivered by Pfenex and constitutes the legal, valid and binding obligation of Pfenex, enforceable against Pfenex in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)    Non-Contravention. The execution and delivery of this Agreement by Pfenex and the performance by Pfenex of its obligations hereunder, including the grant of the license pursuant to Article II does not and will not (i) violate any provision of the organizational documents of Pfenex, (ii) conflict with or violate any Applicable Law applicable to Pfenex or any of its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Pfenex is a party or by which any of its properties or assets are bound, in each case that are necessary for Pfenex’s performance of its obligations or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

grant of rights to Hospira hereunder or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Pfenex.

(e)    No Commissions. Pfenex is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which Hospira shall be made responsible or shall become obligated to pay for any reason.

(f)    No Litigation. There is no Proceeding against Pfenex or any of its Affiliates or that has been brought by Pfenex or any of its Affiliates which is pending or, to Pfenex’s Knowledge, threatened in writing, and, to Pfenex’s Knowledge, there is no investigation of Pfenex or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Development Program, Product or the conduct of the Business or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority.

(g)    Regulatory Matters; Compliance with Law. Pfenex and its Affiliates are, and have been at all times, in compliance in all respects with Applicable Laws that are or were applicable to its conduct of the Business or its ownership or use of Product, except where any non-compliance with Applicable Law would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Product, the conduct of the Business or Pfenex’s ability to perform its obligations hereunder. No Governmental Authority has notified Pfenex or any of its Affiliates or, to Pfenex’s Knowledge, Subcontractors in writing that any activities in its conduct of the Business are in violation of any Applicable Law or the subject of any Proceeding or investigation, except where any violation of Applicable Law or any Proceeding or investigation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Product, the conduct of the Business or Pfenex’s ability to perform its obligations hereunder.

(h)    No Competing Products. Neither Pfenex nor its Affiliates currently owns or in-licenses a Competing Product in any stage of development or commercialization or have any currently ongoing program to develop or acquire such a Competing Product.

(i)    Pfenex Technology.

(i)    Pfenex Controls the Pfenex Patents listed in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement, and Pfenex has not granted any rights to any Third Party under the Pfenex Technology that conflicts with the rights granted to Hospira hereunder. None of the Pfenex Technology is or, to Pfenex’s Knowledge, has been the subject of any pending Proceeding with respect to inventorship challenges, interferences, reissues, reexaminations, inter partes review, post grant review, supplemental review, invalidation, opposition, cancellation, abandonment or any order or decree of any Governmental Authority restricting the use of such Pfenex Technology in connection with Product. To Pfenex’s Knowledge, none of the Pfenex

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Technology is or has been the subject any threatened Proceeding of the types described in the immediately prior sentence.

(ii)    Neither Pfenex nor any of Pfenex’s Affiliates has received written notice from any Third Party claiming that the practice of the Pfenex Technology, its conduct of the Business, or development, making, using, sale, offer for sale, or import of Product infringes any patent claim of any Third Party or misappropriates or makes any unauthorized use of any intellectual property rights of any Third Party.

(iii)    To Pfenex’s Knowledge, no Third Party is infringing, misappropriating or making any unauthorized use of any Pfenex Technology, and there is no Proceeding or investigation in contemplation of a Proceeding by Pfenex pending or threatened against any Third Party related to the Pfenex Technology.

(iv)    None of the Pfenex Technology is subject to any outstanding decree, order, judgment or stipulation of a Governmental Authority against Pfenex, its Affiliates or, to Pfenex’s Knowledge, any other Person restricting in any manner the conduct of the Business or the development, making, use, sale, offer for sale or import of Product.

(v)    Other than the Dow Technology Licensing Agreement and Dow Technology Assignment Agreement, there are no contracts pursuant to which Pfenex in-licenses or otherwise has rights under any patent or intellectual property right of any Third Party that is material to the Business or Product or the Pfenex Technology. Pfenex has not out-licensed or otherwise granted rights to any Third Party under any Pfenex Technology with respect to Product or the Reference Product.

(vi)    Pfenex owns, has received all licenses or otherwise has sufficient rights with respect to the Pfenex Technology necessary for Pfenex to comply with the terms of this Agreement.

(j)    Manufacturing Process. To Pfenex’s Knowledge, the Manufacturing Strain (and the constituent components thereof) used by or on behalf of Pfenex as of the Signature Date does not infringe the Intellectual Property rights of any Third Party.

(k)    Debarment. Neither Pfenex nor any of its Affiliates, Subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

(l)    No Adverse Findings. To Pfenex’s Knowledge, there is no event, discovery, fact, development, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect, only taking into consideration information reasonably available as of the Signature Date, on the Development Plan or on the ability to obtain Regulatory Approval for, manufacture, commercialize, promote, import, market, offer for sale, sell or distribute Product during the Term. Pfenex has disclosed to Hospira all material information Known to Pfenex with respect to the Product and the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

development thereof, only taking into consideration information reasonably available as of the Signature Date.

Section 9.2 Representations and Warranties of Hospira. Hospira hereby represents and warrants to Pfenex as of the Signature Date as follows:

(a)    Organization and Good Standing. Hospira is duly incorporated, validly existing and in good standing under the laws of Delaware, with all requisite power and authority required to conduct its business as presently conducted.

(b)    Authority. Hospira has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Hospira of this Agreement and the performance by Hospira of its obligations hereunder have been duly authorized by all requisite corporate action of Hospira and no other action on the part of Hospira or its stockholders or board of directors is necessary to authorize the execution, delivery or performance by Hospira of this Agreement.

(c)    Valid and Binding Agreement. This Agreement has been duly executed and delivered by Hospira and constitutes the legal, valid and binding obligation of Hospira, enforceable against Hospira in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)    Non-Contravention. The execution and delivery of this Agreement by Hospira and the performance by Hospira of its obligations hereunder does not and will not (i) violate any provision of the organizational documents of Hospira, (ii) conflict with or violate any Applicable Law applicable to Hospira or its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Hospira is a party or by which any of its properties or assets are bound, in each case that are necessary for Hospira’s performance of its obligations or grant of rights to Pfenex hereunder or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Hospira.

(e)    No Commissions. Hospira is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which Pfenex shall be made responsible or shall become obligated to pay for any reason.

(f)    No Litigation. There is no Proceeding against Hospira or any of its Affiliates or that has been brought by Hospira or any of its Affiliates which is pending or, to Hospira’s Knowledge, threatened in writing, and, to Hospira’s Knowledge, there is no

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

investigation of Hospira or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Development Program, Product or the conduct of the Business or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority.

(g)    Debarment. Hospira represents and warrants that neither it nor any of its Affiliates, Subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

(h)    No Competing Products. Neither Hospira nor its Affiliates currently owns or in-licenses a Competing Product in any stage of development or commercialization or have any currently ongoing program to develop or acquire such a Competing Product.

Section 9.3 Debarment Covenants.

(a)    By Pfenex. If, during the Term, Pfenex or any of its Affiliates, Subcontractors, employees or agents becomes or is the subject of any FDA investigation or debarment proceeding that could lead to Pfenex or such Affiliate, Subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Pfenex shall immediately notify Hospira, and, if such occurrence materially and adversely affects Pfenex’s ability to perform its obligations hereunder or Hospira’s ability to develop, obtain Regulatory Approval for, manufacture, commercialize, promote, market, offer for sale, sell or distribute Product, then such occurrence shall be deemed a material breach of this Agreement and Hospira shall have the right to terminate this Agreement pursuant to Section 10.2(b).

(b)    By Hospira. If, during the Term, Hospira or any of its Affiliates, Subcontractors, employees or agents becomes or is the subject of any FDA investigation or debarment proceeding that could lead to Hospira or such Affiliate, Subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Hospira shall immediately notify Pfenex, and if such occurrence materially and adversely affects Hospira’s ability to perform its obligations hereunder, then such occurrence shall be deemed a material breach of this Agreement and Pfenex shall have the right to terminate this Agreement pursuant to Section 10.2(a)

Section 9.4 Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 9.1 AND SECTION 9.2, PFENEX AND HOSPIRA EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCT, PFENEX TECHNOLOGY AND HOSPIRA TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 9.5 Public Announcements. Neither Party nor their respective Affiliates shall make any public announcement regarding this Agreement or disclose the terms and conditions of this Agreement or any other agreements contemplated hereby to any Third Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), except (a) to advisors (including consultants, financial advisors, attorneys and accountants) on a need to know basis, in each case, under circumstances that reasonably protect the confidentiality thereof, (b) to the extent such disclosure is required by Applicable Law (including securities laws), (c) to potential acquirers of a majority of the assets of such Party related to this Agreement or equity of such Party in connection with negotiations of definitive agreements so long as the disclosing Party provides the other Party with prior written notice of any such disclosure (a Party shall not be required to disclose the other Person to any such negotiations or the terms of any proposed transaction), (d) those terms and conditions specifically designated for disclosure in that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement, or (e) as otherwise mutually agreed by the Parties (which agreement shall not be unreasonably withheld, conditioned or delayed and shall take into consideration the need for accuracy and compliance with (i) regulatory guidance documents and (ii) market requirements of the New York Stock Exchange or such other recognized exchange(s) on which securities of a Party or one of its Affiliates may be listed. Notwithstanding the foregoing, (A) without the prior written consent of the other Party, Pfenex or Hospira may (I) file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K describing this Agreement and the transactions contemplated hereby and (II) file a copy of this Agreement with the SEC as an exhibit to such Current Report on Form 8K or a subsequent periodic report; provided, that the Parties shall consult with each other so as to minimize the necessary disclosure and shall seek confidential treatment of such portions of this Agreement and the terms and conditions thereof as agreed upon by the Parties and permitted under Applicable Laws; and (B) the Parties agree to issue a joint press release announcing the execution of this Agreement, which is attached hereto as Exhibit B. Thereafter, Pfenex and Hospira may each disclose to Third Parties the information contained in such Current Report on Form 8-K or such press release without the need for further approval by the other Party.

Section 9.6 Insurance.

(a)    Pfenex’s Insurance. Pfenex shall procure and maintain, at its own expense, for the duration of this Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A-VII or better with A. M. Best or similar rating agencies:

(i)    workers’ compensation insurance in accordance with Applicable Law, which shall include a waiver of subrogation in favor of Hospira;

(ii)    employer’s liability insurance with a limit of liability in an amount of not less than $500,000;

(iii)    commercial general liability insurance, including premises operations, product and completed operations, blanket contractual liability, personal injury and

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advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

(iv)    commercial automobile liability insurance for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $1,000,000 per occurrence;

(v)    excess liability insurance, including products and clinical trial liability with a combined single limit in an amount of not less than $5,000,000 per occurrence and in the aggregate; provided, that such amount shall be increased to $10,000,000 from and after the First Commercial Sale of Product by Hospira;

(vi)    commercial crime or fidelity bond insurance in an amount of not less than $1,000,000 per occurrence and in the aggregate, including an endorsement for third party liability without the requirement of a conviction; and

(vii)    cargo/transit insurance covering all risks of physical loss or damage to cargo handled by Pfenex at a full replacement cost.

Hospira and its Affiliates, directors, officers, employees and agents shall be an additional insured with respect to the commercial general liability, commercial automobile liability and excess liability policies described in this Section 9.6(a). Prior to the commencement of services, and annually thereafter, Pfenex shall furnish Hospira with certificates of insurance evidencing the insurance coverages described in this Section 9.6(a). In the case of cancellation, non-renewal or material change in such coverage, Pfenex shall promptly notify Hospira and provide Hospira with a new certificate of insurance evidencing that Pfenex has obtained a new policy of insurance that meets the requirements of this Section 9.6(a). Pfenex agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Hospira.

(b)    Hospira’s Insurance. Hospira shall procure and maintain, at its own expense, for the duration of this Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A-VII or better with A. M. Best or similar rating agencies:

(i)    workers’ compensation insurance in accordance with Applicable Law, which shall include a waiver of subrogation in favor of Pfenex;

(ii)    employer’s liability insurance with a limit of liability in an amount of not less than $500,000;

(iii)    commercial general liability insurance, including premises operations, product and completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

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(iv)    commercial automobile liability insurance for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $1,000,000 per occurrence;

(v)    excess liability insurance, including products liability with a combined single limit in an amount of not less than $25,000,000 per occurrence and in the aggregate;

(vi)    commercial crime or fidelity bond insurance in an amount of not less than $5,000,000 per occurrence and in the aggregate, including an endorsement for third party liability without the requirement of a conviction; and

(vii)    cargo/transit insurance covering all risks of physical loss or damage to cargo handled by Hospira at a full replacement cost.

Pfenex and its Affiliates, directors, officers, employees and agents shall be an additional insured with respect to the commercial general liability, commercial automobile liability and excess liability policies described in this Section 9.6(b). Prior to the commencement of services, and annually thereafter, Hospira shall furnish Pfenex with certificates of insurance evidencing the insurance coverages described in this Section 9.6(b). In the case of cancellation, non-renewal or material change in such coverage, Hospira shall promptly notify Pfenex and provide Pfenex with a new certificate of insurance evidencing that Hospira has obtained a new policy of insurance that meets the requirements of this Section 9.6(b). Hospira agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Pfenex.

ARTICLE X.

TERM; TERMINATION; DISPUTES

Section 10.1 Term. Except for the provisions of Articles IX, XI, XII and XIII and Sections 8.1, 8.2, 8.3, and 10.2(c) which shall be effective from the Signature Date, this Agreement shall become effective on the Effective Date and, unless this Agreement is terminated in accordance with Section 10.2, shall continue in full force and effect until the twenty (20) year anniversary of the date of the First Commercial Sale of Product by Hospira (the “Initial Term”). Upon expiration of the Initial Term or any Subsequent Term this Agreement shall automatically renew for successive one (1) year periods (each, a “Subsequent Term”; the Initial Term together with Subsequent Terms, if any, shall be referred to herein as the “Term”), unless Hospira provides Pfenex with written notice of non-renewal at least six (6) months prior to the date on which the Term would otherwise automatically renew for an additional one (1) year period.

Section 10.2 Termination.

(a)    Pfenex may terminate this Agreement in its entirety:

(i)    upon sixty (60) days’ prior written notice to Hospira if:

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(A)    a final determination has been made pursuant to the dispute resolution procedures set forth in Sections 10.6 and 13.4 that Hospira has committed a material breach of this Agreement (with the specific nature of such breach being identified in such notice) and Hospira fails to cure such breach within such sixty (60) day period; provided, that if Hospira’s material breach has not been cured within sixty (60) days, Hospira shall be allowed additional time as is reasonably necessary to cure such breach so long as Hospira has provided to Pfenex within such sixty (60) days a plan to cure such breach as soon as practicable under the circumstances and diligently pursues the cure to completion in accordance with such plan; and

(B)    the Neutral has notified the Parties that if the material breach is not cured (or is not curable) that the right of termination is permitted pursuant to this Section 10.2(a)(i); or

(ii)    immediately upon notice to Hospira following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of Hospira, the assignment for the benefit of creditors of the assets of Hospira or the entry of an Order for Relief under Title 11 of the United States Code against Hospira.

(b)    Hospira may terminate this Agreement in its entirety:

(i)    upon sixty (60) days’ prior written notice to Pfenex if:

(A)    a final determination has been made pursuant to the dispute resolution procedures set forth in Sections 10.6 and 13.4 that Pfenex has committed a material breach of this Agreement (with the specific nature of such breach being identified in such notice) and Pfenex fails to cure such breach within such sixty (60) day period; provided, that if Pfenex’s material breach has not been cured within sixty (60) days, Pfenex shall be allowed additional time as is reasonably necessary to cure such breach so long as Pfenex has provided to Hospira within such sixty (60) days a plan to cure such breach as soon as practicable under the circumstances and diligently pursues the cure to completion in accordance with such plan; and

(B)    the Neutral has notified the Parties that if the material breach is not cured (or is not curable) that the right of termination is permitted pursuant to this Section 10.2(b)(i);

(ii)    immediately upon notice to Pfenex following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of Pfenex, the assignment for the benefit of creditors of the assets of Pfenex or the entry of an Order for Relief under Title 11 of the United States Code against Pfenex; or

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(iii)    upon sixty (60) days’ prior written notice to Pfenex if:

(A)    the Reference Product is no longer being marketed, commercialized or sold in a Major Market as a result of a patient safety issue;

(B)    the Product has experienced a Failure to Meet Clinical Endpoints;

(C)    a Data Safety Monitoring Board has notified Hospira that the Product is not safe and recommends that the Comparative Clinical Study be stopped; or

(D)    Hospira’s receipt of a complete response letter pursuant to 21 C.F.R. §314.110 (or similar successor correspondence) from the FDA (or an equivalent decision by a Regulatory Agency in another country) regarding a Product such that Hospira’s Chief Scientific Officer determines in good faith that Hospira is unlikely to receive receipt of Regulatory Approval in one or more Major Markets with respect to the Product.

(c)    If the HSR Clearance Date has not occurred on or before one hundred eighty (180) days after the Signature Date, then either Party shall have the right to terminate this Agreement in its entirety upon notice to the other Party referencing this Section 10.2(c); provided, that such delay was not due to the breach of such terminating Party. For clarity, it is understood that if the HSR Clearance Date occurs prior to termination of the Agreement pursuant to this Section 10.2(c), this Agreement shall become effective in its entirety without further action on either Party.

Section 10.3 General Effects of Expiration or Termination. Upon the termination of this Agreement or the expiration of the Term, Article I (Definitions), Section 3.4 (for the period set forth therein), Article VI (Product Trademark; Intellectual Property Litigation), Article VIII (Confidentiality; Taxes; Nonsolicitation), Article IX (Representation, Warranties and Covenants) (with respect to breaches thereof as of the Signature Date), this Article X (Term; Termination), Article XI (Indemnification and Liability Limits) and Article XIII (Miscellaneous) shall survive any expiration or termination of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the termination or expiration of this Agreement affect any Party’s obligation to pay any amounts owed to any other Party as of the time of such termination or expiration or release either Party of any other obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Except as otherwise expressly provided in this Article X and as may be awarded under the ruling of a Neutral, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

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Section 10.4 Additional Effects of Expiration or Certain Hospira Termination. If this Agreement expires at the end of the Term or is terminated by Hospira pursuant to Section 10.2(b)(iii), then:

(a)     Transition Assistance. If applicable, during the Inventory Sell Down Period (i) Hospira agrees to cooperate with Pfenex and its designee(s) to facilitate the transition of the development, manufacture and commercialization of Product to Pfenex or its designee(s) after the expiration or termination of this Agreement, (ii) upon request by Pfenex, Hospira shall transfer to Pfenex some or all quantities of any unlabeled Product in its or its Affiliates’ Control (as requested by Pfenex), within thirty (30) days of Hospira’s receipt of such request; provided, however, that Pfenex shall pay Hospira the total costs that Hospira actually incurred to manufacture or otherwise acquire the quantities so provided to Pfenex, plus [***] of such costs, and (iii) upon Pfenex’s request, the Executive Steering Committee shall promptly (but in any event not more than thirty (30) days after such request) meet and establish a transition plan to implement the transition of the Product to Pfenex or its designee. Accordingly, Hospira shall take all actions reasonably necessary, and cooperate with Pfenex or its designee(s), to facilitate a smooth, orderly and prompt transition of the Product so that Pfenex or its designee is fully enabled and has control over any ongoing development, manufacture and commercialization of Product.

(b)     Regulatory Materials. Promptly following the Inventory Sell Down Period:

(i)     Hospira shall promptly assign and transfer to Pfenex all Regulatory Materials for Product that are held or controlled by or under authority of Hospira or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Materials to Pfenex and Pfenex shall assume all obligations, including pharmacovigilance obligations, under all Applicable Laws with regard to such Regulatory Materials.

(ii)     Hospira shall cause each of its Affiliates to transfer any such Regulatory Materials to Pfenex if this Agreement terminates or expires.

(iii)     If Applicable Law prevents or delays the transfer of ownership or possession of Regulatory Material to Pfenex, Hospira shall grant, and does hereby grant, to Pfenex an exclusive (except as to Hospira to the extent necessary to comply with all Applicable Laws) and irrevocable right of access and reference to such Regulatory Material for Product, and shall cooperate fully to make the benefits of such Regulatory Materials available to Pfenex or its designee(s).

(iv)     Hospira shall provide to Pfenex copies of all such Regulatory Materials.

(v)     Pfenex shall be free to use and disclose such Regulatory Materials and other items in connection with the exercise of its rights and licenses under this Section 10.4(b).

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(c)    Inventory Sale. For a period of [***] (the “Inventory Sell Down Period”), Hospira and its Affiliates may continue to distribute and sell any labeled Product remaining in Hospira’s inventory at the time of the expiration or termination of this Agreement, and Pfenex hereby grants Hospira a worldwide, non-exclusive license to sell and distribute such remaining labeled Product inventory in connection therewith. For clarity, Product sold by Hospira or its Affiliates pursuant to this Section 10.4(c) shall be subject to the payments under Article IV with respect thereto.

(d)     Costs and Expenses. Except as expressly provided herein, each Party shall perform its obligations under this Section 10.4 at its own costs.

Section 10.5 Additional Effects of Upon Termination or Expiration.

(a)     Termination. If this Agreement is terminated prior to its expiration at the end of the Term, then Pfenex shall pay Hospira for any unpaid or unreimbursed Comparative Clinical Study Costs, Regulatory Approval Costs and/or Commitment Costs (in each case only to the extent of the portion that Pfenex owes to Hospira pursuant to the terms of Article III) within [***] payable at the end of each full Quarterly Period after the effective date of such termination; provided, that in the event this Agreement is terminated after [***], but prior to [***], Pfenex shall pay Hospira for any such unpaid or unreimbursed amounts no later than the later of (i) [***] and (ii) [***] after such termination; provided, further, that in the event this Agreement is terminated on or after [***], Pfenex shall pay Hospira for any such unpaid or unreimbursed amounts within [***] after such termination.

(b)     Expiration. If this Agreement expires at the end of the Term, then Pfenex shall pay Hospira for any unpaid or unreimbursed Comparative Clinical Study Costs, Regulatory Approval Costs and/or Commitment Costs (in each case only to the extent of the portion that Pfenex owes to Hospira pursuant to the terms of Article III) within thirty (30) days following such expiration.

Section 10.6 Disputes.

(a)     In the event that a dispute, difference or question arises pertaining to any matters which are the subject of this Agreement not otherwise resolved in accordance with Section 7.4(b) (a “Dispute”), prior to the initiation of arbitration as described in Section 13.4, the Dispute shall be submitted to the Chief Executive Officers (or their respective designees) of Hospira and Pfenex, who shall use their good faith efforts to resolve the Dispute within fourteen (14) days after notice is provided pursuant to Section 13.2. If any such Dispute is not resolved by the Chief Executive Officers or their designees within fourteen (14) days after submission of such Dispute to such officers, then the Dispute shall be resolved in accordance with the arbitration procedure set forth in Section 13.4. For clarity, Disputes include (a) disagreements regarding interpretation of this Agreement, (b) the breach or alleged breach by a Party of its obligations under this Agreement and associated remedies and damages of a Party in the event of a breach of the Agreement by the other Party (and the structure and payment of any such

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damages) and (c) the appropriate remedies for a breach of this Agreement by a Party (including upon termination of this Agreement).

(b)     A Party shall only be permitted to exercise its right to terminate this Agreement pursuant to Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, if (i) the Neutral has determined a material breach has occurred, (ii) the breaching Party has failed to cure such material breach as provided in Section 10.2(a)(i) or Section 10.2(b)(i), and (iii) the Neutral has determined that monetary remedial measures would not adequately compensate such Party for the other Party’s uncured material breach.

(c)     The Parties hereby acknowledge that a right of termination for Hospira as the result of a material breach of this Agreement by Pfenex will not provide an adequate remedy for Hospira. In the case of a material breach of this Agreement by Pfenex, the Neutral shall have the option (but not be obligated) to consider as part of Hospira’s remedy (assuming monetary remedial measures would not adequately compensate Hospira) [***].

(d)     Similarly, the Parties hereby acknowledge that a right of termination for Pfenex as the result of a material breach of this Agreement by Hospira will not provide an adequate remedy for Pfenex. In the case of a material breach of this Agreement by Hospira, the Neutral shall have the option (but not be obligated) to consider as part of Pfenex’s remedy (assuming monetary remedial measures would not adequately compensate Pfenex) [***].

ARTICLE XI.

INDEMNIFICATION AND LIABILITY LIMITS

Section 11.1 Indemnification by Pfenex. Pfenex shall indemnify, defend and hold harmless (collectively, “Indemnify”) Hospira, its Affiliates and its and their respective directors, officers, employees and agents (the “Hospira Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from suits, claims, actions and demands, in each case, brought by a Third Party (each, a “Third Party Claim”) against any Hospira Indemnitee arising out of (i) any breach by Pfenex of any of its obligations or representations and warranties hereunder, (ii) the gross negligence, recklessness or willful misconduct by Pfenex or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, or (iii) any violation by Pfenex or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives of any Applicable Laws applicable to the performance of Pfenex’s obligations under this Agreement. Pfenex’s obligation to Indemnify the Hospira Indemnitees pursuant to

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this Section 11.1 shall not apply to the extent such Losses are attributable to a cause or event described in clause (i), (ii), (iii) or (iv) of Section 11.2.

Section 11.2 Indemnification by Hospira. Hospira shall Indemnify Pfenex or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives (the “Pfenex Indemnitees”) from and against any and all Losses resulting from Third Party Claims against any Pfenex Indemnitee arising out of (i) any breach by Hospira of any of its obligations or representations and warranties hereunder, (ii) the gross negligence, recklessness or willful misconduct by Hospira or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (iii) any violation by Hospira or any of its Affiliates and any of their respective officers, directors, employees, agents or representatives of any Applicable Laws applicable to the performance of Hospira’s obligations under this Agreement, or (iv) the development, manufacture, handling, use, storage, import, transport, promotion, marketing, advertising, distribution or sale of Product by Hospira or any of its employees, agents or Affiliates. Hospira’s obligation to Indemnify the Pfenex Indemnitees pursuant to this Section 11.2 shall not apply to the extent such Losses are attributable to a cause or event described in clause (i), (ii) or (iii) of Section 11.1.

Section 11.3 Indemnification Procedure.

(a)     The Party seeking indemnification under this Article XI (the “Indemnified Party”) agrees to give prompt written notice (the “Indemnification Notice”) to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Third Party Claim, or the commencement of any proceeding in respect of which indemnity may be sought under this Article XI; provided, that the failure of an Indemnified Party to promptly notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless and to the extent the Indemnifying Party demonstrates that it is materially prejudiced by the Indemnified Party’s failure to give timely notice.

(b)     If the Indemnifying Party does not object to any claim or claims made in the Indemnification Notice in a written objection (the “Indemnification Objection”) prior to the expiration of twenty (20) Business Days from the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party shall be deemed not to object to the information contained within the Indemnification Notice.                     If the Indemnifying Party delivers an Indemnification Objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute for twenty (20) Business Days after the Indemnifying Party’s receipt of such Indemnification Objection. If no resolution is reached, the dispute shall be resolved in accordance with the provisions of Sections 10.6 and 13.4.

(c)     The Indemnifying Party, if it so elects, may assume and control the defense of a Third Party Claim at the Indemnifying Party’s expense and shall consult with the Indemnified Party with respect thereto, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not

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have the right to assume control of such defense if the claim that the Indemnifying Party seeks to assume control of (i) seeks material non-monetary relief or (ii) involves criminal or quasi-criminal allegations. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the Indemnifying Party has specifically agreed in writing otherwise, (y) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material legal conflict of interest between the Indemnifying Party and the Indemnified Party or (z) the Indemnifying Party has failed to assume the defense and employ counsel (in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party if the Indemnifying Party otherwise has an obligation to indemnify the Indemnified Party for the related Third Party Claim). If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party unless (A) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party, and no admission of fault or culpability on behalf of any Indemnified Party, and (B) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim (which consent shall not be unreasonably withhold, delayed or conditioned). If the Indemnifying Party does not assume and/or is not controlling the defense of a Third Party Claim for any reason, then the Indemnified Party may retain counsel of its own choosing, at the expense of the Indemnifying Party, and assume and control the defense of such Third Party Claim, and the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no obligations with respect to any Losses resulting from the Indemnified Party’s admission, settlement or other communication without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

Section 11.4 Limitations on Liability. EXCEPT AS ARISING OUT OF A FAILURE OF A PARTY TO PAY ANY AMOUNT OWED HEREUNDER, OR ARISING AS THE RESULT OF THE FRAUD OR WILLFUL MISCONDUCT OR OMISSION BY A PARTY, OR ARISING FROM BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS IN SECTIONS 8.1-8.3 OR OBLIGATIONS UNDER SECTION 3.8 AND EXCEPT WITH RESPECT TO OBLIGATIONS TO INDEMNIFY A PARTY UNDER SECTION 11.1 OR SECTION 11.2, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, MEMBERS, OFFICERS, EMPLOYEES, SUBCONTRACTORS OR AGENTS SHALL HAVE, UNDER ANY LEGAL THEORY (INCLUDING CONTRACT, NEGLIGENCE AND TORT LIABILITY), ANY LIABILITY TO ANY OTHER PARTY FOR

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ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO BREACH OF THIS AGREEMENT.

Section 11.5 Unavailability of Indemnification. If the indemnification provided for in this Article XI is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Loss, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of, and relative benefit enjoyed by, the Indemnifying Party, on the one hand, and the relative fault of, and relative benefit enjoyed by the Indemnified Party, on the other hand, in connection with the actions or omissions that resulted in such Loss as well as any other relevant equitable considerations.

ARTICLE XII.

ANTITRUST FILING

Section 12.1 General. With respect to reporting and waiting requirements under the HSR Act, the Parties agree as follows:

(a)     Filing. Each of Hospira and Pfenex shall file, as soon as is practicable but not later than ten (10) Business Days after the Signature Date, with the FTC and the DOJ, a Notification and Report Form (as defined in the HSR Act) with respect to the transactions contemplated under this Agreement (the “HSR Filing”) and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each Party shall furnish to the other Party’s counsel such necessary information and reasonable assistance as the other Party or its counsel may request in connection with its preparation of any filing or submission that is necessary under the HSR Act in connection with this Agreement.

(b)     Action of the Parties. Each Party shall use all its Commercially Reasonable Efforts to promptly obtain any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from the FTC and the DOJ and shall comply promptly with any such inquiry or request; provided, however, that (a) neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or those of the other Party, or to agree to any material modification or amendment of this Agreement, and (b) neither Party shall have any obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or private party respecting the transactions contemplated by this Agreement or to comply with any other structure or conduct remedy or restriction or limit on operation; provided, further, that the Parties shall both use Commercially Reasonable Efforts to promptly respond to the DOJ or the FTC to a request for additional information as defined under the HSR Act.

(c)     Expenses. Each Party shall be responsible for its own costs and expenses associated with the HSR Filing. Each Party shall be responsible for [***] of any

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filing fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which shall be the responsibility of such Party) required to be paid to the FTC or DOJ in connection with submitting any such HSR Filing.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from the following causes beyond the reasonable control of the affected Party: fire, floods, earthquake, tsunami, ice, tornado, hurricane, windstorm, eruption, explosion, sabotage or vandalism, embargoes, war, acts of war (whether war be declared or not), invasion, domestic or foreign terrorist act, act of a public enemy, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, an event of “Force Majeure”); provided, that such affected Party shall provide the other Party with prompt notice of the circumstances surrounding such a material failure or delay and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a Force Majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement. For the avoidance of doubt, the occurrence of an event of Force Majeure shall not relieve any Party from fulfilling any obligation required hereunder, rather the period for performance of such obligation shall be tolled during the occurrence of such Force Majeure.

Section 13.2 Notices. Any notice, request, approval or consent required or permitted to be given by any Party shall be in writing and shall be to the Parties at the addresses listed below, or such other address as such Party will have last given by notice to the other Party, and shall be deemed to have been sufficiently given when delivered in person, or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent); provided, that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing.

If to Pfenex, to:	Pfenex Inc.
10790 Roselle Street San Diego, CA 92121 Attention: Patrick Lucy, Chief Business Officer and Paul Wagner, Chief Financial Officer

With copies to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road Palo Alto, CA 94304 Attention: Ian B. Edvalson

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If to Hospira, to:	Hospira Bahamas Biologics Ltd.
275 North Field Drive Lake Forest, Illinois 60045 Attention: Cole C. Pinnow

With copies to:	Hospira Bahamas Biologics Ltd.
275 North Field Drive Building H1; Department NLEG Lake Forest, Illinois 60045 Attention: General Counsel

and:	Katten Muchin Rosenman LLP
525 West Monroe Street Chicago, Illinois 60661 Attention: Mark D. Wood

Section 13.3 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles.

Section 13.4 Arbitration.

(a)     If the Parties are unable to resolve a Dispute under Section 10.6, then the Parties agree that all Disputes of any kind or nature (except those described in Section 13.4(c)) shall be resolved exclusively pursuant to the alternative dispute resolution terms and conditions set forth in Exhibit C; provided, that judgment upon any arbitral award may be confirmed and entered by any court having competent jurisdiction over the Parties or their assets. The determination resulting from such alternative dispute resolution shall be final, binding and non-appealable for purposes of this Agreement. Nothing in Section 10.6 or this Section 13.4 shall limit any party’s right to seek and obtain in any such alternative dispute resolutions any equitable relief to which such party is entitled hereunder.

(b)     Notwithstanding Section 10.6 and Section 13.4(a), an application for emergency or temporary injunctive relief by any Party shall not be subject to internal dispute resolution under Section 10.6 or alternative dispute resolution under Section 13.4(a); provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to internal dispute resolution under Section 10.6 and alternative dispute resolution under Section 13.4(a), as applicable.

Section 13.5 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement nor shall the performance of any obligations under this Agreement create an association, partnership, joint venture or relationship of principal and agent, master and servant, or employer and employee between the Parties. No Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or such other Party’s Affiliates.

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Section 13.6 Assignment. Neither Party may assign, transfer or sublicense any of its rights or obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonable withheld, conditioned or delayed); provided, however, that (i) any Party may assign this Agreement, in whole or in part, without such consent, to an Affiliate of such Party or to any Third Party successor by merger, acquisition or sale of all or substantially all of such Party’s assets, upon written notice to the other Party of any such assignment and, in the case of an assignment to an Affiliate, such Party hereby guarantees the performance of any such Affiliate, and, in the case of a Third Party assignment, such Third Party shall assume the obligations and covenants, and shall make all of the representations, of the assigning Party under this Agreement; and (ii) Hospira may assign this Agreement, in whole or in part, without such consent, to any Third Party that purchases the biologics division of Parent or that purchases all or substantially all of Parent’s ophthalmic products, upon written notice to Pfenex of any such assignment, and such Third Party shall assume the obligations and covenants, and shall make all of the representations, of Hospira under this Agreement. Except as expressly provided in this Section 13.6, any attempted assignment or transfer of this Agreement shall be null and void.

Section 13.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; and by their signatures hereto, each Party intends to, and does hereby, become bound.

Section 13.8 Entire Agreement; Amendments. This Agreement, the Guaranty, the Common Interest Agreement, that certain memorandum exchanged between the Parties on the Signature Date and referencing this Agreement, and the schedules and exhibits hereto and thereto, contain the entire understanding of the Parties (and in the case of the Guaranty, Pfenex and Parent) with respect to the subject matter herein, and cancel all previous agreements (oral and written), negotiations and discussions, dealing with the same subject matter. The Parties, from time to time during the Term, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.

Section 13.9 Severability. If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any Applicable Law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such Applicable Law. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. If any exclusive remedy provided hereunder is determined to be unenforceable, then the Party entitled to such remedy shall in lieu thereof be entitled to such other remedies as are available to such Party under this Agreement or in law or equity under Applicable Law, subject in any case to the limitations imposed by, and other terms of, this Agreement.

Section 13.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph, exhibit and schedule are

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references to the articles, sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (c) references to “$” and “Dollars” mean United States dollars; (d) the word “including” and words of similar import mean “including without limitation,” unless otherwise specified; (e) the word “or” shall have the meaning associated with the phrase “and/or” and not be exclusive unless otherwise specified; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) a reference to any Person includes such Person’s successors and permitted assigns; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) the word “day” means a calendar day unless otherwise specified; (j) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (k) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (l) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (m) provisions that require that a Party, the Parties or the Executive Steering Committee “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (n) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (o) unless otherwise specified, activities conducted by a Party under this Agreement shall be at such Party’s own cost and expense; and (p) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder. All Exhibits referred to herein are hereby incorporated by reference. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

Section 13.11 Waiver. No failure or delay on the part of any Party in either exercising or enforcing any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right shall have effect unless given in a signed writing. No waiver of any such right shall be deemed a waiver of any other right.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

Section 13.13 Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof. The Parties hereby agree that no Party shall raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that

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any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

Section 13.14 License Protection. The Parties acknowledge and agree that each of Pfenex and Hospira shall be entitled to all of the rights and protections set forth in Section 365(n) of Title 11 of the United States Code with respect to all licenses contained herein.

Section 13.15 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may reasonably be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 13.16 Compliance with Applicable Laws. Each Party shall comply with all Applicable Laws governing its performance of the terms of this Agreement.

Section 13.17 Expenses. Except as otherwise expressly set forth herein, each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all obligations contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and other advisors.

Section 13.18 Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except as contemplated by the terms of Article XI.

Section 13.19 Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement may give rise to irreparable harm to the other Party for which monetary damages may not be an adequate remedy and hereby agrees that, in the event of such breach or a threatened breach by any Party of any such obligations, the other Party suffering such harm shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction or specific performance, subject in any case to Sections 10.6 and 13.4 without the obligation to post any bond.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Signature Date.

PFENEX INC.

By:	/s/ Bertrand Liang
Name: Dr. Bertrand Liang Title: Chief Executive Officer

HOSPIRA BAHAMAS BIOLOGICS LTD.

By:	/s/ Richard Hoffman
Name: Richard Hoffman Title: Sole Director

[Signature Page to Development and License Agreement]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

Major Markets

United States

Canada

France

Germany

Spain

United Kingdom

Italy

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Press Release

See Attached.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DRAFT: February XX, 2015	NOT For Immediate Release

PFENEX AND HOSPIRA ANNOUNCE COLLABORATION TO DEVELOP

AND COMMERCIALIZE PROPOSED LUCENTIS® BIOSIMILAR

SAN DIEGO and LAKE FOREST, Ill. February XX- Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics, and Hospira, Inc., (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars, today announced that the companies have entered into an agreement to exclusively develop and commercialize for worldwide sales PF582, Pfenex’s biosimilar candidate to Genentech’s LUCENTIS® (ranibizumab injection). LUCENTIS had estimated global sales of approximately $4 billion in 2014 and is part of the broader $6.7 billion intraocular anti-VEGF (vascular endothelial growth factor) therapeutic segment.

Under the terms of the collaboration, Pfenex will receive an upfront payment of $51 million once the collaboration receives antitrust approval, and, over the next five years and beyond, will be eligible to receive a combination of development and sales-based milestone payments up to an additional $291 million, and tiered double-digit royalty on net sales of the product.

Pfenex and Hospira will share the Phase 3 equivalence clinical trial costs, and Hospira will be responsible for manufacturing and commercializing the product worldwide. The collaboration will be governed by an Executive Steering Committee consisting of equal representation from Pfenex and Hospira. The agreement also allows for additional future product collaborations.

“We are extremely pleased to announce our collaboration with Hospira, a recognized world leader in biosimilars. This collaboration further validates the product development strength and capability of Pfenex as we continue to advance our pipeline of biosimilar candidates,” said Bertrand Liang, chief executive officer, Pfenex Inc.

Pfenex is currently conducting a Phase 1b/2a clinical trial where 24 patients have been randomized to receive monthly intraocular injections of PF582 or LUCENTIS for 3 doses and

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102112647

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ongoing patient follow-up for 12 months. The clinical trial’s primary objective is to evaluate safety and tolerability of PF582, with secondary objectives including comparative pharmacokinetic (PK) and pharmacodynamic (PD) evaluations to help demonstrate biosimilarity to LUCENTIS.

“We are excited to be entering this collaboration with Pfenex for its biosimilar candidate to LUCENTIS, which we expect will expand Hospira’s biosimilars pipeline to include a new therapeutic area. Pfenex has established expertise in the development of biosimilars, leveraging its proprietary expression technology together with differentiated bioanalytical characterization capabilities,” said Sumant Ramachandra, M.D., Ph.D., senior vice president, chief scientific officer, Hospira. “We look forward to working closely with the Pfenex team to offer patients, physicians and healthcare systems a more affordable treatment option for retinal diseases.”

The agreement is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidate is PF582, a biosimilar candidate to LUCENTIS (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Pfenex has used, and intends to continue to use, its Investor Relations website (http://pfenex.investorroom.com), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit (http://pfenex.investorroom.com).

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About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance WellnessTM by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 --

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Pfenex’s or Hospira’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern either of Pfenex’s or Hospira’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to: in the case of Pfenex, statements regarding the future potential of PF582, including future plans to develop, manufacture and commercialize PF582 and the potential to receive future milestone and royalty payments; and in the case of Hospira, its expectations regarding regulatory approvals, clinical trials and the actions of competitors. The companies’ expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, challenges inherent in creating and developing compounds and product candidates and economic, competitive, governmental, regulatory, legal, supply and other factors. Information on these and additional risks affecting Hospira’s business and operating results are more fully discussed in the section entitled “Risk Factors” in its most recently filed annual report on Form 10-K, as updated by any subsequently filed quarterly report on Form 10-Q. Information on these and additional risks affecting Pfenex’s business and operating results are more fully discussed in the section entitled “Risk Factors” in its most recently filed quarterly report on Form 10-Q for the quarter ended September 30, 2014 and Pfenex’s subsequent periodic reports, including Pfenex’s Form 10-K for the year ended December 31, 2014, which is expected to be filed with the SEC in March of 2015. The forward-looking statements in this press release are based on information available as of the date hergeof, and each of Pfenex and Hospira disclaims any obligation to update any forward-looking statements, except as required by law.

###

Pfenex Contacts

Paul Wagner, Ph.D.	Westwicke Partners,
Chief Financial Officer	LLC Robert H. Uhl
(858) 352-4333	Managing Director
(858) 356-5932

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Hospira Investors	Hospira Media
Karen King	Lauren Spangler
(224) 212-2711	(222) 212-3488

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Alternative Dispute Resolution

The Parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to any Party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a Party first must comply with Section 10.6 of the Agreement to which this is an exhibit. If the matter has not been resolved in accordance with such Section 10.6, a Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1.     To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR in accordance with this Exhibit C. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2.     Unless either Party requests otherwise in writing within the fourteen (14) day period described in Paragraph 1 above, the issue shall be resolved in accordance with the Fast Track Meditation and Arbitration Rules of Procedure as administered by CPR Institute for Dispute Resolution (“CPR”) by a single arbitrator appointed in accordance with such rules and subject to the provisions of Paragraphs 10 – 13 below. Otherwise such dispute shall be resolved as described in Paragraphs 3 - 13 herein below.

3.     Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral (the “Neutral”) to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable Neutral within such period, a Party may request the President of the CPR, 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a Neutral pursuant to the following procedures:

(a)     The CPR shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of any Party or any of their subsidiaries or Affiliates. Each candidate submitted by the CPR shall (i) be an attorney licensed to practice law for at least twenty (20) years in the United States; and (ii) have material legal or business experience in the pharmaceutical industry.

(b)     Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)     Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of

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preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)     If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the Neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the Neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)–2(d) shall be repeated.

4.     No earlier than forty-five (45) days or later than ninety (90) days after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the Neutral shall designate one of the following four cities or its immediate environs: New York, New York; Atlanta, Georgia; Washington, D.C.; or Wilmington, Delaware.

5.     At least fourteen (14) days prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a)     a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;

(b)     a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)     a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)     a brief in support of such Party’s proposed rulings and remedies; provided, that the brief shall not exceed thirty (30) double-spaced pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a)–4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

6.     The hearing shall be conducted on consecutive days and shall be governed by the following rules:

(a) Each Party shall be entitled to ten (10) hours of hearing time to present its case. The Neutral shall determine whether each Party has had the ten (10) hours to which it is entitled.

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(b)     Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony. Opening statements, closing statements, rebuttal testimony and cross-examination time shall be charged against the Party conducting same.

(c)     The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)     Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)     Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. Live videoconference or telephonic testimony will be permitted at the discretion of the Neutral. The Neutral shall have sole discretion with regards to the exercise of its subpoena powers to compel the attendance of witnesses and the production of documents from Third Parties. As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

7.     Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies; provided, that such brief shall not contain or discuss any new evidence and shall not exceed thirty (30) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

8.     The Neutral shall rule on each disputed issue within twenty-one (21) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

9.     The Neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)     If the Neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay one hundred percent (100%) of such fees and expenses.

(b)     If the Neutral rules in favor of one Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to

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how such fees and expenses shall be allocated between the Parties. The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

10.     The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable to the extent allowed by Law, and may be entered as a final judgment in any court having jurisdiction.

11.     Except as provided in paragraph 10 or as required by Applicable Law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information of both Parties. The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12.     The Neutral may not award punitive damages. The Parties hereby waive the right to the award of punitive damages.

13.     The hearings shall be conducted in the English language.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.